UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(
Amendment
No.     )
Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Aptiv PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER FROM CEO

To Our Shareholders

I am pleased to invite you to Aptiv PLC’s Annual General Meeting of Shareholders to be held on Wednesday, April 26, 2023, at 9:00 a.m. local time, at the Company’s Headquarters in Dublin, Ireland.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business that will be conducted at the Annual Meeting. You can find financial and other information about Aptiv in the accompanying Form 10-K for the fiscal year ended December 31, 2022. These materials are also available on our website, aptiv.com.

Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Our unique brain and nervous system capabilities allow us to deliver optimized solutions supporting the adoption of highly electrified, software-defined vehicles. We are also transforming how these solutions are developed, deployed and operated with a cloud-native approach and integrated edge-to-cloud DevOps platform. This enables intelligent edge devices, such as the vehicle, to evolve and improve over their complete lifecycle while interacting with the environments in which they operate to enable new, more intelligent solutions.

To ensure we have the people and processes needed to execute this vision and strategy, we are focused on continuously enhancing our business foundation. Our dedication to a sustainable approach also extends to our commitment of being carbon neutral by 2040. In short, Aptiv’s success emanates from a strong, sustainable business that makes the world a better place.

Despite the continued industry disruptions in 2022, our commitment to our mission and values has allowed us to effectively execute our strategy, continue to proactively position Aptiv for the future and enhance the resiliency of our business model.

Your vote is very important to us. I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 26, 2023.

Sincerely,

Kevin P. Clark Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS	1

Notice of Annual General Meeting of Shareholders

Wednesday, April 26, 2023 9:00 a.m. Local Time	Aptiv PLC Headquarters 5 Hanover Quay Grand Canal Dock Dublin 2, Ireland D02 VY79	Record Date The close of business March 2, 2023

MEETING AGENDA

Presenting the Company’s accounts and auditors’ reports for the fiscal year ended December 31, 2022 to the shareholders, passing the following resolutions, and transacting such other business as may properly come before the Annual Meeting:

•	ORDINARY RESOLUTIONS

ELECTION OF DIRECTORS

THAT the following directors be elected as directors of the Company:

1)	Kevin P. Clark
2)	Richard L. Clemmer
3)	Nancy E. Cooper
4)	Joseph L. Hooley
5)	Merit E. Janow
6)	Sean O. Mahoney
7)	Paul M. Meister
8)	Robert K. Ortberg
9)	Colin J. Parris
10)	Ana G. Pinczuk

AUDITORS

11)

THAT Ernst & Young LLP be re-appointed as the auditors of the Company until the Annual Meeting of the Company to be held in 2024, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is ratified and that directors are authorized to determine the fees to be paid to the auditors.

•	ADVISORY, NON-BINDING RESOLUTION

EXECUTIVE COMPENSATION

12)	THAT the Company’s shareholders approve, on an advisory, non-binding basis, the Company’s executive compensation.

Resolutions 1 to 11 will be proposed as ordinary resolutions, and Resolution 12 will be proposed as an advisory, non-binding resolution.

•	RECORD DATE

You are entitled to vote only if you were a shareholder of Aptiv PLC at the close of business on March 2, 2023. Holders of ordinary shares of Aptiv are entitled to one vote for each share held of record on the record date.

2	NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

•	ATTENDANCE AT THE ANNUAL MEETING

We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

•	WHERE TO FIND MORE INFORMATION ABOUT THE RESOLUTIONS AND PROXIES

Additional information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability of Proxy Materials that accompanies this Notice of Annual Meeting of Shareholders.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Katherine H. Ramundo,

Senior Vice President,

Chief Legal Officer,

Chief Compliance Officer

and Secretary

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN APTIV SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING.

This Notice of Annual Meeting of Shareholders and the Proxy Statement are being distributed or made available on or about March 13, 2023.

TABLE OF CONTENTS	3

4	TABLE OF CONTENTS

TABLE OF CONTENTS	5

2023 PROXY STATEMENT—SUMMARY	6

2023 Proxy Statement—Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 26, 2023

Time: 9:00 a.m. local time

Location: The Company’s Headquarters, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79

Record Date: March 2, 2023

GENERAL INFORMATION

Stock Symbol: APTV

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date):

271,046,939 shares

Registrar & Transfer Agent: Computershare Investor Services

Corporate Website: aptiv.com

Investor Relations Website: ir.aptiv.com

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation

Election of Directors	FOR EACH NOMINEE

Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Advisory Vote to Approve Named Executive Officer Compensation	FOR

BOARD MEETING INFORMATION

Board Meetings in 2022: 12

Standing Board Committee Meetings in 2022:

Audit (5), Compensation and Human Resources (6),

Finance (12), Innovation and Technology (5),

Nominating and Governance (5)

DIRECTOR NOMINEES

Name	Director Since	Independent

Kevin P. Clark	2015

Richard L. Clemmer	2020

Nancy E. Cooper	2018

Joseph L. Hooley	2020

Merit E. Janow	2021

Sean O. Mahoney	2009

Paul M. Meister	2019

Robert K. Ortberg	2018

Colin J. Parris	2017

Ana G. Pinczuk	2016

NAMED EXECUTIVE OFFICERS

•	Kevin P. Clark—Chairman and Chief Executive Officer
•	Joseph R. Massaro—Chief Financial Officer and Senior Vice President, Business Operations
•	Benjamin Lyon, Senior Vice President and Chief Technology Officer
•	William T. Presley—Senior Vice President, Chief Operating Officer and President, Signal & Power Solutions
•	Sophia M. Velastegui—Senior Vice President and Chief Product Officer

CORPORATE GOVERNANCE BEST PRACTICES

9 of 10 Independent Directors
Annual Election of Directors
Board Diversity and Experience
Annual Board and Committee Evaluations

COMPENSATION BEST PRACTICES

Robust Stock Ownership Guidelines
Clawback Policy
Restrictive Covenants for Executives
No Excise Tax Gross-Ups
No Hedging/No Pledging

APTIV AT A GLANCE

APTIV AT A GLANCE

Delivering sustainable mobility solutions

OUR MISSION

Aptiv innovates at the intersection of disruptive trends in the mobility industry. As a global technology leader, our growing portfolio of solutions makes vehicles safer, greener and more connected, enabling the future of mobility and a more sustainable world.

SAFE
A society with zero road fatalities, zero injuries and zero accidents

GREEN
Zero emissions, minimizing vehicles' total lifecycle environmental impact

CONNECTED
Seamless integration between the vehicle, its passengers and the world around it

APTIV BY THE NUMBERS

$32B 2022 Business bookings	$17.5B 2022 Revenue	11% 2022 Growth over market	$3.41 2022 Earnings per share *Adjusted for restructuring and other special items*	$1.5B 2022 Total investment in research and development *Including engineering*
22,000 Scientists, engineers and technicians	~200,000 Employees	131 Manufacturing facilities	11 Major technical centers	48 Countries

OUR BUSINESS SEGMENTS

Uniquely positioned as the only provider of both the vehicle's brain and nervous system

We build the intelligence that brings to life the electrified software-defined vehicle of the future and the technologies that connect every part of the vehicle, enable it to sense the world around it and allow it to communicate.

Advanced Safety & User Experience

This segment provides critical technologies and services to enhance vehicle safety, security, comfort and convenience. Our products increase vehicle connectivity, reduce driver distraction and make vehicles safer.

Signal & Power Solutions

This segment provides the complete design, manufacture and assembly of a vehicle's low-voltage and high-voltage vehicle architecture. Our products deliver the critical signal and power distribution that supports complex computing requirements, increased electrification, reduced emissions and higher fuel economy.

The democratization of the technologies in these business segments saves lives, saves the industry billions in costly vehicle repairs, and reduces carbon emissions.

Our Sustainability Strategy

AT APTIV, WE SET A HIGH BAR AND DO WHAT IS NECESSARY TO MEET OUR OBJECTIVES.

We make products and solutions of the highest performance and quality — designed, developed and manufactured responsibly — that transform society by enabling safer, greener and more connected mobility. In doing so, we take care of our people and communities, minimize our impact on the planet and manage our company according to an enduring ethical platform.

OUR FRAMEWORK FOR DELIVERING ON OUR MISSION

MISSION
Why we do what we do

SAFE
A future with zero accidents

GREEN
A future with zero emissions

CONNECTED
A future with seamless connectivity

APPROACH
How we do business

PEOPLE
Foster healthy, inclusive workplaces and communities

PRODUCTS
Design and deliver solutions that transform society

PLANET
Minimize environmental impact

PLATFORM
Do the right things in the right way

IMPACT
Our effect on the world

- CUSTOMERS' PARTNER OF CHOICE
- ENGAGED EMPLOYEES
- STRONGER COMMUNITIES
- SAFER VEHICLES
- GREENER WORLD
- MORE CONNECTED MOBILITY
- INCREASED STAKEHOLDER VALUE

APTIV'S ROAD TO CARBON NEUTRALITY

We have mapped out and committed to an ambitious plan to become carbon-neutral by 2040.

2025
REDUCE CARBON EMISSIONS BY 25%
Decrease Scope 1 & 2 CO2 Emissions
2030
CARBON NEUTRAL OPERATIONS
Source 100% Renewable Energy Globally
2039
CARBON NEUTRAL PRODUCTS
From Sourcing to Disposal
2040
CARBON NEUTRAL COMPANY
ZERO CARBON 2040

ELECTION OF DIRECTORS	10

Election of Directors

(RESOLUTIONS 1 TO 10)

All of our current directors are nominated for one-year terms to serve until the 2024 annual meeting, or until such director’s earlier resignation, retirement or other termination of service.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management. Included in each director nominee’s biography below is an assessment of each of their specific qualifications, attributes, skills and experience. Committee memberships listed below are as of the date of this Proxy Statement.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Mr. Mahoney was a member of the Board prior to the Company’s initial public offering in 2011, and information included in this Proxy Statement as to his tenure on our Board reflects that service.

CHAIRMAN & CEO DIRECTOR SINCE: MARCH 2015 NON-INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: None

KEVIN P. CLARK | AGE: 60

Kevin P. Clark has been a director since March 2015, when he became Aptiv’s President and Chief Executive Officer. In April 2022, he was named Chairman and Chief Executive Officer. In 2014, Mr. Clark was appointed Chief Operating Officer responsible for Aptiv’s business divisions, as well as the Global Supply Management function. He joined Aptiv in 2010 as Chief Financial Officer, responsible for all financial activities including strategic planning, corporate development, financial planning and analysis, treasury, accounting, and tax. Prior to joining Aptiv, he was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. He served as Chief Financial Officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market, from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. He also held a number of senior management positions at Fisher-Scientific. He began his career in the financial organization of Chrysler Corporation. Mr. Clark holds both a bachelor’s degree in financial administration and a master’s degree in finance from Michigan State University.

QUALIFICATIONS:

Mr. Clark is a proven leader with notable success in creating and implementing Aptiv’s business and technology strategies. As our Chairman and CEO, and former COO and CFO, he provides the Board significant strategic, financial and industry expertise.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • None	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • None

11	ELECTION OF DIRECTORS

DIRECTOR SINCE: JULY 2020 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Finance Committee and Innovation and Technology Committee

RICHARD L. CLEMMER | AGE: 71

Richard L. (Rick) Clemmer has been a director since July 2020. Mr. Clemmer served as the Chief Executive Officer and President of NXP Semiconductors N.V. from 2009 to May 2020. During his tenure, he led NXP’s turnaround. Prior to joining NXP, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, from 2007 to 2008. He also served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company, from 2005 to 2007. Prior to joining Agere Systems, he held a number of executive leadership positions at Texas Instruments and Quantum Corporation. Mr. Clemmer holds a bachelor’s degree in business administration from Texas Tech University and a master’s of business administration from Southern Methodist University.

QUALIFICATIONS:

Mr. Clemmer brings to the Board significant leadership experience in the technology industry, including experience with global semiconductor and software companies, and valuable experience leading organizations through strategic transactions.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • HP Inc. • Seagate Technology Holdings plc	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • NCR Corporation (2008 to 2020) • NXP Semiconductors N.V. (2009 to 2020)

DIRECTOR SINCE: FEBRUARY 2018 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Audit Committee (Chair) and Nominating and Governance Committee

NANCY E. COOPER | AGE: 69

Nancy E. Cooper has been a director since February 2018. Ms. Cooper is the former Executive Vice President and Chief Financial Officer of CA Technologies (“CA”), an IT management software provider, a position she held from August 2006 until she retired in May 2011. Prior to joining CA, she served as the Chief Financial Officer of IMS Health, Inc. from 2001 to 2006 and, prior to that, as Chief Financial Officer for Reciprocal, Inc. from 2000 to 2001. She began her career at IBM Corporation in 1976, where she held positions of increasing responsibilities over a 22-year period that focused on technology strategy and financial management. Ms. Cooper holds bachelor’s degrees in both economics and political science from Bucknell University and a master’s of business administration from the Harvard Graduate School of Business.

QUALIFICATIONS:

Ms. Cooper brings to the Board significant experience leading a global public finance organization, and contributes financial, risk management, technology and strategy expertise.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Brunswick Corporation (Non-Executive Board Chair)	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • The Mosaic Company (2011 – 2021) • Teradata Corporation (2009 – 2017)

ELECTION OF DIRECTORS	12

DIRECTOR SINCE: JANUARY 2020 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Compensation and Human Resources Committee (Chair) and Audit Committee

JOSEPH L. HOOLEY | AGE: 65

Joseph L. (Jay) Hooley has been a director since January 2020. Mr. Hooley is the former Chairman of the Board and Chief Executive Officer of State Street Corporation, one of the world’s leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. He served as State Street’s Chairman from 2011 to 2019, its Chief Executive Officer from 2010 to 2018, and its President and Chief Operating Officer from 2008 to 2014. From 2002 to 2008, he served as Executive Vice President and head of State Street’s Investor Services Division and in 2006 was appointed Vice Chairman and Global Head of State Street’s Investment Servicing and Investment Research and Trading. Mr. Hooley holds a bachelor’s degree from Boston College.

QUALIFICATIONS:

Mr. Hooley’s long tenure as a public company executive leading a global financial services organization, including his extensive experience with institutional investors through his experience as Chair and CEO at State Street, provides the Board significant expertise in management, strategic planning, corporate governance and a global business perspective, as well as a better understanding of institutional investors’ perspective.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Exxon Mobil Corporation (Lead Independent Director)	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • State Street Corporation (2009 – 2019)

DIRECTOR SINCE: APRIL 2021 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Compensation and Human Resources Committee and Nominating and Governance Committee

MERIT E. JANOW | AGE: 65

Merit E. Janow has been a director since April 2021. Professor Janow is the Former Dean of the Faculty (from 2013-2021) and ongoingly Professor of Practice, School of International and Public Affairs (SIPA) at Columbia University, a position she has held since 1993. Previously, she directed the graduate program in international finance and economic policy. She regularly teaches graduate courses in international economic policy and law both at SIPA and Columbia Law School. She has published numerous articles and several books. She has had three periods of government service, serving as one of seven members of the WTO’s Appellate Body from 2003 to 2007, as the Executive Director, the International Competition Policy Advisory Committee of the U.S. Department of Justice, Antitrust Division from 1997 to 2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990 to 1993. She served on the Board of Directors and as Chair of the Nasdaq Stock Markets LLC of the Nasdaq OMX Group from 2005 to 2016. Professor Janow holds a bachelor’s degree in Asian Studies from the University of Michigan and a juris doctorate degree from Columbia Law School.

QUALIFICATIONS:

Professor Janow’s extensive knowledge and experience in international trade, economics, policy and regulatory matters provide valuable insight to the Company given the global nature of its business.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Mastercard Inc. (Non-Executive Chair)	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • Trimble Inc. (2008 – 2021)

13	ELECTION OF DIRECTORS

DIRECTOR SINCE: NOVEMBER 2009 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Finance Committee (Chair) and Nominating and Governance Committee

SEAN O. MAHONEY | AGE: 60

Sean O. Mahoney has been a director since November 2009. Mr. Mahoney is a private investor with over three decades of experience in investment banking and finance. He spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, he acted as an advisor to companies across a broad range of industries and product areas. Mr. Mahoney holds a bachelor’s degree from the University of Chicago and a graduate degree from Oxford University, where he was a Rhodes Scholar.

QUALIFICATIONS:

Through his experience in investment banking and finance, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

CURRENT PUBLIC COMPANY DIRECTORSHIPS: • None

PREVIOUS PUBLIC COMPANY

DIRECTORSHIPS IN LAST FIVE YEARS:

•  Alcoa Inc. (2016)

•  Cooper-Standard Holdings, Inc. (2015 – 2018)

•  Formula One Holdings (2014 – 2017)

•  Howmet Aerospace Inc. (formerly Arconic Inc.) (2016 – 2020)

•  iHeartMedia, Inc. (2019 – 2021)

LEAD INDEPENDENT DIRECTOR

DIRECTOR SINCE:

JULY 2019

INDEPENDENT DIRECTOR

APTIV COMMITTEE MEMBERSHIPS:

Compensation and Human

Resources Committee,

Finance Committee and

Nominating and Governance

Committee (Chair)

PAUL M. MEISTER | AGE: 70

Paul M. Meister has been a director since July 2019 and our Lead Independent Director since April 2022. Mr. Meister is a partner in Novalis LifeSciences, a life science venture firm and is also co-founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with investment holdings in healthcare, technology and distribution-related industries. From 2014 to 2018, he was President of MacAndrews & Forbes Incorporated, a private company that owns or controls a diverse set of businesses. During 2018, he also served, on an interim basis, as Executive Vice Chairman of Revlon, Inc., a leading beauty products company, and acted as Revlon’s principal executive officer. He served from 2010 to 2014 as Chairman and Chief Executive Officer of inVentiv Health (now Syneos Health), a leading provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. He was Chairman of Thermo Fisher Scientific, Inc., a scientific instruments equipment and supplies company, from November 2006 to April 2007. He was previously an Executive Officer of Fisher Scientific International, Inc., a predecessor of Thermo Fisher Scientific from 1991 to 2006. Mr. Meister holds a bachelor’s degree from the University of Michigan and a master’s of business administration degree from Northwestern University.

QUALIFICATIONS:

Mr. Meister’s extensive public company experience, as both an executive and a board member, provides the Board significant expertise in management, strategy, finance and capital markets, operations, and mergers and acquisitions.

CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Amneal Pharmaceuticals, Inc. (Non-Executive Board Chair) • Quanterix Corporation

PREVIOUS PUBLIC COMPANY

DIRECTORSHIPS IN LAST FIVE YEARS:

•  LKQ Corporation (1999 – 2018)

•  Oaktree Acquisition Corp.II (2020 – 2022)

•  Revlon, Inc. (2016 – 2018)

•  Scientific Games Corporation (2012 – 2020)

•  vTv Therapeutics Inc. (2015 – 2018)

ELECTION OF DIRECTORS	14

DIRECTOR SINCE: SEPTEMBER 2018 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Audit Committee and Innovation and Technology Committee

ROBERT K. ORTBERG | AGE: 62

Robert K. (Kelly) Ortberg has been a director since September 2018. Mr. Ortberg is the former Chief Executive Officer of Collins Aerospace, a United Technologies company, a position he held from December 2018 to February 2020. Following his retirement from Collins Aerospace, he served as a Special Advisor to the office of the Chief Executive Officer for Raytheon Technologies Corporation, an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide until March 2021. He previously served at Rockwell Collins, Inc. as its Chairman, President and Chief Executive Officer from 2015 to 2018, President and CEO from 2013 to 2015 and President from 2012 to 2013, Executive Vice President, Chief Operating Officer, Government Systems from 2010 to 2012 and as Executive Vice President, Chief Operating Officer, Commercial Systems from 2006 to 2010. Prior to that time, he held other executive positions at Rockwell Collins, which he joined in 1987. Mr. Ortberg holds a bachelor’s degree in mechanical engineering from the University of Iowa.

QUALIFICATIONS:

Mr. Ortberg brings to the Board a track record of operational and technology leadership, accelerating company growth and creating shareholder value, coupled with a strong background in transformation and innovation and more than 30 years of experience in aerospace and defense.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Raytheon Technologies Corporation	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • Rockwell Collins, Inc. (2013 – 2018)

DIRECTOR SINCE: DECEMBER 2017 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Audit Committee and Innovation and Technology Committee (Chair)

COLIN J. PARRIS | AGE: 61

Colin J. Parris has been a director since December 2017. Dr. Parris currently serves as the Senior Vice President and Chief Technology Officer at GE Digital, a position he has held since May 2020. He joined the General Electric Company in 2014 as the Vice President, GE Software Research. Prior to joining GE, he spent two decades at IBM in a variety of executive roles, serving most recently as Vice President, Systems Research in the IBM T.J. Watson Research Division from 2013 to 2014 and General Manager for IBM’s Power Systems business from 2010 to 2013. Dr. Parris holds a bachelor’s degree in electrical engineering from Howard University, master’s degrees in electrical engineering and computer science from the University of California, Berkeley, and a master’s degree in management from Stanford University. He also holds a doctor of philosophy degree in electrical engineering from the University of California, Berkeley.

QUALIFICATIONS:

Dr. Parris has an extensive technology background with significant experience in software and leading digital transformations. His current focus on data software and artificial intelligence provides valuable knowledge to the Board.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • None	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • None

15	ELECTION OF DIRECTORS

DIRECTOR SINCE: NOVEMBER 2016 INDEPENDENT DIRECTOR APTIV COMMITTEE MEMBERSHIPS: Finance Committee and Innovation and Technology Committee

ANA G. PINCZUK | AGE: 59

Ana G. Pinczuk has been a director since November 2016. Ms. Pinczuk joined Dexterity, Inc., a company that has created robots for logistics, warehouses and supply chain customers, in December 2022 as its Chief Operating Officer. Previously, Ms. Pinczuk served as the Chief Development Officer for Anaplan, Inc. from August 2019 through July 2022. Anaplan provides a cloud-based connected planning platform that helps connect organizations and people to make better and faster decisions. She joined Anaplan in February 2019 as the Chief Transformation Officer, following positions as the President of Hewlett Packard Enterprise’s Pointnext technology services organization, the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, and Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation, all in the period from 2015 to 2018. From 2000 until 2015, Ms. Pinczuk served in varied executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk holds both a bachelor’s degree and a master’s degree in mechanical engineering from Cornell University, an executive master’s degree in technology management from the University of Pennsylvania Wharton School and a master’s degree in software management from Carnegie Mellon University.

QUALIFICATIONS:

Ms. Pinczuk’s broad technology and commercial experience spans mobile, IP networking, software, data storage and security, making her a strong contributor to the Board as Aptiv accelerates its innovation in and commercialization of new mobility technologies.

	CURRENT PUBLIC COMPANY DIRECTORSHIPS: • SentinelOne, Inc.	PREVIOUS PUBLIC COMPANY DIRECTORSHIPS IN LAST FIVE YEARS: • Five9, Inc. (2021 – February 2023) • KLA-Tencor Corporation (2018 – 2019)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 10 DIRECTOR NOMINEES NAMED ABOVE. IF YOU COMPLETE THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT OTHERWISE ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED FOR THE ELECTION OF ALL 10 NOMINEES.

BOARD PRACTICES	16

Board Practices

BOARD AND GOVERNANCE INFORMATION

The Company is committed to good corporate governance, which we believe is important to the success of our business and to advancing shareholder interests. Highlights include:

Board Independence and Accountability

Board Independence	9 of 10 director nominees are independent. Our Chairman and Chief Executive Officer is the only non-independent director.
Board Leadership

Current Board leadership structure is comprised of our Chairman and a strong Lead Independent Director, who provides independent Board leadership, based on robust and clearly delineated responsibilities.

Board Engagement

Attendance:

•  All directors attended more than 75% of Board and their respective Committee meetings in 2022; in fact, director attendance in 2022 averaged 98%.

•  All director nominees are expected to attend the Annual Meeting.

Independent directors meet in executive session at every regular Board and Board Committee meeting.

Board Composition and Diversity

Directors have a diversity of experience that spans a broad range of industries.

Directors have a broad array of attributes and skills directly relevant to the Company.

4 of our 10 director nominees are female and/or racially/ethnically diverse.

No director should stand for election if the director has reached age 75, unless the Board determines that such director’s continued service is in the Company’s interest.

Board Committees

Fully independent Audit, Compensation and Human Resources, Finance, Innovation and Technology and Nominating and Governance Committees.

Each Committee has a written charter that is reviewed annually and is available on our website.

Board Accountability

Annual elections of all directors.

Majority voting standards for election of directors.

Annual Say-on-Pay vote.

Annual shareholder ratification of the Audit Committee’s selection of our independent auditor.

Code of Ethical Business Conduct applies to all directors and employees.

Responsiveness to Shareholders

Following each Annual Meeting, the appropriate Committees of the Board consider the vote outcomes of the management and shareholder proposals and, depending on those vote outcomes, may recommend proposed courses of action.

Stock Ownership	Non-employee directors are subject to robust stock ownership guidelines of $600,000 in Aptiv shares.

17	BOARD PRACTICES

Board Effectiveness

Board, Committee and Director Evaluations	Annual Board and Committee self-evaluation process. Annual director performance evaluations. Ongoing assessment of corporate governance best practices appropriate for Aptiv.
Overboarding Limits

Directors are subject to the following overboarding limitations:

•  Directors who are not actively employed must limit the number of public company boards on which they serve to a total of four.

•  Directors who are actively employed as chief executive officers or named executive officers of other companies must limit the number of public company boards on which they serve to a total of three.

•  Members of the Audit Committee must limit the number of public company audit committees on which they serve to a total of three.

Shareholder Engagement

Directors are committed to meaningful engagement with shareholders and welcome their input and suggestions.

Board members meet with top shareholders for conversations focused on a variety of topics, including strategic initiatives and environmental, social and governance (ESG) matters, when appropriate.

Board Oversight of Risk and ESG Programs

Our full Board is responsible for risk oversight and Board Committees oversee certain key risks relating to their areas of responsibility.

The Board has delegated oversight of management’s handling of ESG matters of importance to the Company, including risks, policies, strategies and programs to the Nominating and Governance Committee.

The Company publishes an annual Sustainability Report, which can be found at www.aptiv.com/en/about/sustainability.

Succession Planning	The Board oversees and engages in Board and executive succession planning.

The Nominating and Governance Committee regularly reviews the following Board practices and adopts governance practices that serve the interests of our shareholders.

SIZE OF THE BOARD

As of the date of this mailing, the Board consists of 10 directors. Following the Annual Meeting and assuming all nominated directors are elected, the Board will consist of 10 directors. Our Memorandum and Articles of Association provide that our Board must consist of a minimum of two directors. The exact number of directors will be determined from time to time by our full Board.

LEADERSHIP STRUCTURE

The Board assessed its leadership structure in 2022 and determined that it was in the best interest of the Company and its shareholders for Mr. Clark to serve as Chairman of the Board and CEO, given his skills, experience and character. This year has confirmed the Board’s belief that this structure provides the Company with the right leadership and strategic vision. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

In addition, the Board has a strong Lead Independent Director in Mr. Meister, who was selected in 2022 to serve in this role and will continue to serve following the Annual Meeting. As Lead Independent Director, Mr. Meister provides independent leadership and coordination among the directors as well as a connection to the Company’s management team.

BOARD PRACTICES	18

The Board has appointed its Lead Independent Director from among its independent directors. The Lead Independent Director coordinates the activities of all of the Board’s independent directors working with the Chairman and CEO. The Lead Independent Director is the principal liaison with the Chairman and CEO and ensures that the Board has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Corporate Governance Guidelines, the specific responsibilities of the Lead Independent Director are as follows:

•	Presiding at meetings of the Board when the Executive Chair is not present, including executive sessions of the independent directors;

•	Serving as a liaison between the Executive Chair and the independent directors;

•

Working with the Executive Chair to (i) develop schedules and agendas for Board meetings to ensure that appropriate topics are covered at the right time and that the Board is given sufficient opportunity to discuss those topics, and (ii) ensure that outside of regularly scheduled meetings, the Board receives and has the opportunity to discuss appropriate information in a timely manner;

•	Leading the Board’s annual evaluation of the Executive Chair and CEO;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major shareholders, ensuring that he or she is available to communicate with them.

DIRECTOR INDEPENDENCE

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Clark, our Chairman and CEO is the only non-independent director. The current non-employee directors of the Company are Richard L. Clemmer, Nancy E. Cooper, Joseph L. Hooley, Merit. E. Janow, Sean O. Mahoney, Paul M. Meister, Robert K. Ortberg, Colin J. Parris, and Ana G. Pinczuk. The Board has determined that all of its non-employee directors meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence rules required for Audit Committee members by the Securities and Exchange Commission (“SEC”). Ms. Cooper, Mr. Hooley and Mr. Ortberg meet the qualifications of audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

EVALUATION OF BOARD PERFORMANCE

The Board believes that a robust and constructive Board, committee and director performance evaluation process is an essential component of board effectiveness. The Board conducts a comprehensive evaluation process annually, overseen by the Nominating and Governance Committee, of its own performance, as well as the performance of each Committee and each director, as outlined below.

Each year, the Nominating and Governance Committee reviews the evaluation format and process. Each director is then asked to complete an anonymous evaluation of the Board and each Committee on which they serve. Evaluation topics include number and length of meetings, topics covered and materials provided, Committee structure and activities, Board composition and expertise, succession planning, director participation and interaction with management, and promotion of the Company’s values and ethical behavior.

Board and Committee evaluation results are compiled and summarized by the Corporate Secretary’s Office. Directors receive the summary results of these evaluations. Committee evaluation results are discussed by the applicable Committee, and Board evaluation results are discussed by the full Board. Our Board considers the results when making decisions on the structure of our

19	BOARD PRACTICES

Board and its Committees, agendas and meeting schedules for our Board and its Committees, and changes in the performance or functioning of our Board and identifies opportunities for improvement.

The Board also conducts individual director assessments. The Lead Independent Director conducts individual interviews with each director to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its Committees, and to provide feedback about that director’s performance. These discussions are designed to help assess the competencies and skills each director is expected to bring to the Board. These evaluations have consistently revealed that the Board and its Committees are operating effectively, while identifying opportunities to improve the way the Board and its Committees operate. As a result of the evaluations, the Board takes concrete steps to optimize Board and Committees effectiveness.

DIRECTOR SELECTION AND NOMINATIONS

DIRECTOR SELECTION AND THE IMPORTANCE OF DIVERSITY

The Nominating and Governance Committee recommends individuals for membership on the Board. The Nominating and Governance Committee considers a candidate’s character and expertise, performance, personal characteristics, diversity (inclusive of gender, race, ethnicity and age) and professional responsibilities, and also reviews the composition of the Board relative to the long-term business strategy and the challenges and needs of the Board at that time. The Board is committed to searching for the best available candidates to fill vacancies and fully appreciates the value of diversity, viewed in its broadest sense, including gender, race, ethnicity, experience, leadership qualities, and education when evaluating prospective candidates. The Nominating and Governance Committee uses the same selection process and criteria for evaluating all nominees.

Ensuring the Board is composed of Directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareholders, is a top priority of the Board and the Nominating and Governance Committee. The Board is strong in its collective knowledge and diversity of experiences in terms of accounting and finance, acquisitions, capital markets, management and leadership, vision and strategy, human capital management, operations and manufacturing, sales and marketing, business judgment, information systems and cybersecurity, software and technology, crisis management, risk assessment, industry knowledge, corporate governance, global policy and trade and global markets, among others.

The Board is designed to operate swiftly and effectively in making key decisions and when facing major challenges. Board meetings are conducted in an environment of trust, and confidentiality, open dialogue, mutual respect and constructive commentary.

The Nominating and Governance Committee retains the services of independent executive search firms to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. In addition to using search firms, the Nominating and Governance Committee also receives candidate recommendations from members of the Board. The recruiting process typically involves contacting a prospect to gauge his or her interest and availability after which a candidate meets with several members of the Nominating and Governance Committee. References for the candidate are contacted and a background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

SHAREHOLDER RECOMMENDATIONS

In accordance with the procedures in our Memorandum and Articles of Association, shareholders holding at least 10% of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 8, 2024, and no earlier than November 28, 2023. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Nominating and Governance Committee may request.

BOARD PRACTICES	20

DIVERSITY, SKILLS AND EXPERIENCE OF OUR DIRECTOR NOMINEES

The table below summarizes some of the experience, qualifications, attributes and skills of our director nominees. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board; we look to directors to be knowledgeable in these areas as it relates to Aptiv. We have identified below the areas in which each director has specific expertise or prominence that he or she brings to the Board. Further information on each director nominee, including some of each of their specific experience, qualifications, attributes or skills is set forth in the biographies in “Election of Directors” above.

SKILLS MATRIX

SENIOR EXECUTIVE LEADERSHIP

FINANCE

HUMAN CAPITAL MANAGEMENT

INFORMATION SYSTEMS/CYBERSECURITY

OPERATIONS AND MANUFACTURING

SALES AND MARKETING

SOFTWARE AND TECHNOLOGY

GLOBAL POLICY AND TRADE

21	BOARD PRACTICES

DIRECTOR RETIREMENT

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for the director. Once granted, such waiver must be reviewed and, if appropriate, renewed annually.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

BOARD REFRESHMENT

We believe that Board refreshment is critical as the mobility industry changes and the Company’s business strategy evolves. In the last four years, we have added six new independent directors, providing leadership in a variety of areas of importance to Aptiv. At the same time, we believe that we benefit from having seasoned directors on our Board who are well-versed in the Company’s business and help facilitate the transfer of institutional knowledge. We believe the average tenure for our independent directors of approximately five years reflects the balance the Board seeks between different perspectives brought by long-serving and new directors.

EXECUTIVE SESSIONS

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Lead Independent Director presides over each executive session of the Board. Each Committee meeting also includes an executive session at which Committee members meet without the CEO or any other employees in attendance.

BOARD’S ROLE IN RISK OVERSIGHT

At Aptiv, we always strive to do the right thing, the right way. Our long-term success depends on ensuring that we demonstrate the highest ethical standards in everything we do, everywhere we operate. We believe an effective risk oversight and compliance program is critical to a company’s long-term success and future growth. The Board takes an active role in risk oversight related to the Company, both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as described in its charter and as set forth below. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, including those set forth below, the Board is responsible for monitoring management’s actions and decisions.

As part of the Board’s risk oversight, it reviews with the Company its risk management program, including initiatives targeted to address certain identified risks relevant to the business, such as: supply chain resiliency, geopolitical issues, inflation and macroeconomics, talent, and cybersecurity. To aid in its oversight, the Board receives regular updates and reviews from both internal Aptiv and external experts on issues of importance to the Company, and relies on the Committees to provide oversight of risks within their respective charters and to report to the Board on the management of those risks.

Role of the Audit Committee: The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial and information technology risk exposures, including internal controls, disclosure, litigation, compliance and enterprise cybersecurity, along with the monitoring and mitigation of these exposures. On a regular basis, the Audit Committee reviews the Company’s enterprise risk management program.

Role of the Compensation and Human Resources Committee: The Compensation and Human Resources Committee reviews and discusses with management, management’s assessment of certain risks, including whether there are any risks arising from the Company’s compensation programs, as well as risks related to employee retention and talent development.

Role of the Finance Committee: The Finance Committee reviews and discusses with management financial-related risks facing the Company, including foreign exchange, capital allocation, treasury and liquidity-related risks, major acquisitions, and the Company’s tax planning.

BOARD PRACTICES	22

Role of the Innovation and Technology Committee: The Innovation and Technology Committee reviews and validates our technology and product roadmap risks and discusses these risks with management, along with product cyber risks, and risks related to engineering talent retention and development.

Role of the Nominating and Governance Committee: The Nominating and Governance Committee evaluates the overall effectiveness of the Board and its Committees, including the Board’s focus on the most critical issues and risks. As part of its delegated authority to oversee Aptiv’s ESG program, the Nominating and Governance Committee ensures that Aptiv is implementing the right strategy to assess and address evolving ESG risks, including climate risks.

BOARD’S ROLE IN SUSTAINABILITY

As a global company, we understand how interconnected the world is, and how our commitment to environmental and social responsibility — and our commitment to always do the right thing, the right way — is directly connected to our success.

Sustainability at Aptiv is driven from the top by our Board and CEO and is embedded at every level of Aptiv. The Board has delegated to the Nominating and Governance Committee oversight of management’s handling of Aptiv’s ESG programs, including those addressing climate risk. In addition, the Nominating and Governance Committee reviews the goals the Company establishes with respect to ESG matters and its progress against those goals, as well as the Company’s Sustainability Report available on our website at aptiv.com by clicking on the tab “About”, then the heading “Sustainability”. The Nominating and Governance Committee ensures that the other Committees of the Board, as appropriate, receive updates relevant to their continuing oversight on specific ESG topics that otherwise fall within the charter of those Committees, as shown below.

STOCK OWNERSHIP GUIDELINES

The Board believes that each director should hold a meaningful equity position in the Company, and it has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is $600,000 in Aptiv shares. Each new director has up to five years from his or her date of appointment to fulfill this holding requirement. As of the 2022 measurement of ownership, all non-employee directors, except for Professor Janow who joined the Aptiv Board in 2021, were at or above the ownership requirement.

GOVERNANCE PRINCIPLES

The Board has adopted Corporate Governance Guidelines, which set forth the corporate governance practices for Aptiv. The Corporate Governance Guidelines are available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Governance Documents”.

CODE OF ETHICAL BUSINESS CONDUCT

The Company has adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Code of Conduct”.

23	BOARD PRACTICES

Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79 or by email at corporatesecretary@aptiv.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending an email to corporatesecretary@aptiv.com or a letter addressed to the director or directors in care of the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

BOARD AND COMMITTEE MEETINGS	24

Board and Committee Meetings

During 2022, the Board held 12 meetings. All of our directors attended at least 75% of the Board and Committee meetings on which they serve and director attendance in 2022 averaged 98%. In addition, all directors are expected to attend the Annual Meeting, and in 2022, all directors attended the Annual Meeting.

Board Committees

Our Board has the following five committees: Audit; Compensation and Human Resources (CHRC); Finance; Innovation and Technology (ITC); and Nominating and Governance (Nom Gov). Committee charters are available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Governance Documents”. Committee membership for 2022 is set forth below:

Board Committees

Name	Audit	CHRC	Finance	ITC	Nom Gov

Kevin P. Clark

Richard L. Clemmer			X	X

Nancy E. Cooper	C				X

Joseph L. Hooley	X	C

Merit E. Janow		X			X

Sean O. Mahoney			C		X

Paul M. Meister		X	X		C

Robert K. Ortberg	X			X

Colin J. Parris	X			C

Ana G. Pinczuk			X	X

“C”	= Chair of Committee
“X”	= Member of Committee

During 2022, the following changes to Board Committees were made:

•	In connection with his appointment to Lead Independent Director, Mr. Meister stepped down as Chair of the Finance Committee and joined the Nominating and Governance Committee as its Chair.

•	Ms. Cooper joined the Nominating and Governance Committee and stepped down from the Innovation and Technology Committee.

•	Ms. Pinczuk joined the Finance Committee and stepped down from the Audit Committee.

25	BOARD COMMITTEES

Committee	Primary Responsibilities	Number of Meetings in 2022
Audit	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of risk-related matters broadly, including the Company’s enterprise risk management program, compliance program and cybersecurity.	5

Compensation and Human Resources	Responsible for the oversight of the Company’s compensation philosophy and reviews and approves compensation for executive officers (including cash compensation, equity incentives and benefits). Responsible for oversight of human capital management, including succession planning.	6

Finance	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, minority investments, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging, tax strategy and the annual business plan, including review of capital expenditures and restructurings.	12

Innovation and Technology	Responsible for oversight of the Company’s technology roadmaps and the technology landscape, product cybersecurity and assessing the overall skill set of the engineering organization.	5

Nominating and Governance	Responsible for reviewing, recommending and overseeing policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches, overseeing board and committee self-evaluations and overseeing management’s handling of ESG matters of importance to the Company, including risks, policies, strategies and programs.	5

DIRECTOR COMPENSATION	26

Director Compensation

BOARD COMPENSATION

Our directors (other than Mr. Clark, who does not receive additional compensation for his Board service) received the following annual compensation for service in 2022, which is paid in cash and time-based restricted stock units (“RSUs”). For 2022, each non-employee director was entitled to receive annual compensation in the amount of $300,000. In addition, the Lead Independent Director was entitled to receive additional annual compensation of $50,000. Also, Chairs of our Board Committees received the following additional annual compensation:

Committee	Additional Annual Compensation

Audit	$30,000

Compensation and Human Resources	25,000

Finance	20,000

Innovation and Technology	20,000

Nominating and Governance	20,000

Each director may elect, on an annual basis, to receive 60%, 80% or 100% of his or her compensation in RSUs, with the remainder paid in cash.

An annual grant of RSUs is made on the day of the Annual Meeting, which vests on the day before the next annual meeting. Cash compensation is paid quarterly at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs vest on the day before the next annual meeting.

The table below shows cash and equity compensation paid to each member of the Board in 2022:

2022 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)

Richard L. Clemmer	$ —	$300,033	$300,033

Nancy E. Cooper	128,000	198,086	326,086

Rajiv L. Gupta	50,000	—	50,000

Joseph L. Hooley	6,667	325,027	331,694

Merit E. Janow	58,250	240,089	298,339

Sean O. Mahoney	122,500	192,071	314,571

Paul M. Meister	—	370,037	370,037

Robert K. Ortberg	116,500	180,041	296,541

Colin J. Parris	30,250	320,049	350,299

Ana G. Pinczuk	—	300,033	300,033

(1)

Reflects the grant date fair value of the equity awards granted to directors on April 27, 2022, which was the date of grant for all directors. The values set forth in the table were determined in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, all outstanding Aptiv RSU awards held by our directors were unvested; they vest in full on April 25, 2023. The year-end RSU balances for our directors are:

27	DIRECTOR COMPENSATION

Name	Unvested RSUs 12/31/2022

Richard L. Clemmer	2,893

Nancy E. Cooper	1,910

Joseph L. Hooley	3,134

Merit E. Janow	2,315

Sean O. Mahoney	1,852

Paul M. Meister	3,568

Robert K. Ortberg	1,736

Colin J. Parris	3,086

Ana G. Pinczuk	2,893

COMPENSATION DISCUSSION AND ANALYSIS	28

Compensation Discussion and Analysis

OVERVIEW

The Compensation and Human Resources Committee (the “Compensation Committee”), composed entirely of independent directors, works with management and the Compensation Committee’s independent compensation consultant to oversee the Company’s executive compensation philosophy and to review and approve compensation for executive officers.

In this section, we describe and analyze:

(1)	the material components of our executive compensation programs for the “named executive officers”, or “NEOs”;

(2)	the material compensation decisions the Compensation Committee made for 2022; and

(3)	the key factors considered in making those decisions, including 2022 Company performance.

OUR NAMED EXECUTIVE OFFICERS

For fiscal year 2022, the NEOs were:

Kevin P. Clark	Chairman and Chief Executive Officer (“CEO”)

Joseph R. Massaro	Chief Financial Officer (“CFO”) and Senior Vice President, Business Operations

Benjamin Lyon	Senior Vice President and Chief Technology Officer

William T. Presley	Senior Vice President and Chief Operating Officer, and President, Signal & Power Solutions

Sophia M. Velastegui	Senior Vice President and Chief Product Officer

Benjamin Lyon joined Aptiv on December 28, 2022 and, given the compensation paid to him in 2022, is considered an NEO for fiscal year 2022. Within this Compensation Discussion and Analysis and related tables in this Proxy Statement, specific references are made to Mr. Lyon with respect to his fiscal year 2022 compensation; otherwise, references to the NEOs exclude Mr. Lyon, principally because he did not participate in the same programs and evaluations for 2022 compensation decisions as applied to the other NEOs.

William T. Presley was promoted to the position of Chief Operating Officer, effective December 15, 2022. He remained as Senior Vice President and President, Signal & Power Solutions.

29	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION GOVERNANCE AND ALIGNMENT WITH SHAREHOLDERS

Aptiv’s executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies. Our program seeks to balance achievement of targeted near-term results with building long-term shareholder value through sustained performance. Our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below:

Pay for Performance	More Information on Page

91% of 2022 total target annual compensation for the CEO is at risk and 77% is granted in equity, while, on average, 82% of 2022 total target annual compensation for the other NEOs is at risk and 62% is granted in equity.	35

We use a structured goal-setting process for performance incentives, with multiple levels of review.	36

NEOs’ annual incentives are typically based on achievement of multi-faceted corporate and individual performance goals.	36

60% of the NEOs’ long-term incentive compensation consists of performance-based RSUs, which deliver value based on achievement of multi-year financial and relative total shareholder return (“TSR”) goals.	38

We review and analyze our pay-for-performance alignment on an annual basis.	—

Compensation Governance	More Information on Page

We actively engage with our shareholders to discuss governance and executive compensation matters.	33

We maintain reasonable severance practices in line with market practices.	40

We maintain stock ownership guidelines for our NEOs and directors.	41

We maintain insider trading, clawback, anti-hedging and anti-pledging policies.	41

We offer no excise tax gross-ups to our NEOs.	42

Our Compensation Committee utilizes an independent compensation consultant.	42

Our compensation programs are designed to discourage imprudent risk.	42

We focus on leadership development and succession planning efforts.	—

2022 YEAR IN REVIEW

Company Financial and Business Performance Highlights. Our 2022 performance reflects increasing global vehicle production and our solid execution despite continued global supply chain disruptions and the global inflationary environment. Our recent financial and business achievements include the following:

•

Generating record new business awards of approximately $32 billion, based on expected volumes and prices, validating our industry leading portfolio of advanced technologies tied to the accelerating megatrends in our industry.

•	Delivering strong revenue growth over the prior year, represented by above-market sales growth of 11% despite adverse impacts from the global supply chain disruptions and COVID-19 pandemic.

•

Producing $1.26 billion of operating income or $1.58 billion of adjusted operating income and cash flow from operations of $1.3 billion, demonstrating strong operating execution in the face of ongoing disruptions and significant material cost inflation.

COMPENSATION DISCUSSION AND ANALYSIS	30

•	Continuing our relentless focus on cost structure and operational optimization:

•

Maximizing our operational flexibility and profitability at all points in the normal automotive business cycle, by having approximately 97% of our hourly workforce based in best cost countries, and approximately 24% of our hourly workforce composed of contingent employees.

•	Enhancing our optimized full system, edge-to-cloud capabilities:

•	Advancing our software capabilities with the acquisition of Wind River Systems, Inc. (“Wind River”), a global leader in delivering software for the intelligent edge;

•

Broadening our portfolio of high-voltage system and interconnect solutions with the acquisition of Intercable Automotive Solutions S.r.l., an industry leader in high-voltage busbars and interconnect solutions; and

•	Strengthening our portfolio of power electronics and battery management systems with new product offerings.

•

Leveraging our investment grade credit metrics to successfully issue $700 million of 3-year, 2.396% senior unsecured notes, $800 million of 10-year, 3.25% senior unsecured notes and $1.0 billion of 30-year, 4.15% senior unsecured notes, which we utilized to partially fund the acquisition of Wind River.

•	Meeting the sustainability-linked targets for greenhouse gas emissions and workplace safety within our Credit Agreement.

Our strategic, operational and financial performance over time is reflected in our results and returns to shareholders. This performance is shown in the following financial metrics and TSR charts. We have aligned our 2022 performance-based annual and long-term incentive plans for executives with these metrics:

31	COMPENSATION DISCUSSION AND ANALYSIS

*

Return on net assets in 2020 includes the $1.4 billion gain recognized on the formation of the Motional autonomous driving joint venture. Excluding the gain on the Motional joint venture, return on net assets was 14.0% in 2020, which reflected continued investments for revenue growth and profitability, as well as the impacts of the COVID-19 pandemic on the Company’s industry and operations.

Metric Definitions:

Adjusted EBITDA represents net income before depreciation and amortization (including asset impairments), interest expense, income tax (expense) benefit, other income (expense), net, equity income (loss), net of tax, restructuring and other special items.

Adjusted Net Income represents net income attributable to Aptiv before amortization, restructuring and other special items, including the tax impact thereon.

Cash Flow Before Financing represents cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for the purchase price of business acquisitions and other transactions, the cost of significant technology investments and net proceeds from the divestiture of discontinued operations and other significant businesses.

Growth over Market represents the year-over-year change in net sales, excluding the impact on net sales from currency exchange, commodity movements and acquisitions, as compared to the year-over-year change in global vehicle production weighted to the geographic regions in which the Company generates its revenue.

Return on Net Assets is defined as tax-affected operating income [net income before interest expense, other income (expense), net income tax expense, equity income (loss), net of tax], divided by average net working capital plus average net property, plant and equipment, measured each calendar year; not adjusted for restructuring expenses that are expected to provide future benefit to the Company.

Total Shareholder Return is measured by comparing the average closing price per share of the Company’s ordinary shares for the specified trading days in the fourth quarter of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for the specified trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index.

Appendix A contains a reconciliation of these numbers to U.S. GAAP financial measures.

Effective on January 1, 2022, the Company now excludes amortization expense of intangible assets from the calculation of Adjusted Net Income, as reflected in the definition above. The historical presentation of Adjusted Net Income in Appendix A has been revised to be consistent with this updated calculation.

COMPENSATION DISCUSSION AND ANALYSIS	32

EXECUTIVE COMPENSATION PHILOSOPHY AND STRATEGY

General Philosophy in Establishing and Making Pay Decisions. Our executive compensation programs reflect our pay-for-performance philosophy and encourage executives to make sound decisions that drive short- and long-term shareholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;

•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and

•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Given the transformation of our Company, we seek talent across a broad range of industries, including technology. Our goal for target total direct compensation (base salary, annual and long-term incentives) for our officers, including the NEOs, is to provide market competitive compensation that allows us to attract and retain the best global talent. Compensation for individual roles is based on a review of market data and multiple factors, including each executive’s role and responsibilities, the individual’s performance over time, the experience and critical skills the individual may bring to his or her role with Aptiv, and talent market dynamics.

2022 Peer Group Analysis. We use a group of peer companies to compare NEO compensation to market. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, considering input from its independent compensation consultant and management.

Aptiv’s 2022 peer group consisted of the following companies, whose aggregate profile was comparable to Aptiv in terms of size, industry, operating characteristics and competition for executive talent:

Amphenol Corporation	Illinois Tool Works, Inc.

Corning Incorporated	Johnson Controls International plc

Cummins Inc.	Lear Corporation

Eaton Corporation plc	Rockwell Automation, Inc.

Emerson Electric Co.	TE Connectivity Ltd.

Fortive Corporation	Textron Inc.

Honeywell International Inc.	Trane Technologies PLC

No changes were made from the 2021 peer group referenced for purposes of 2022 compensation decisions. In 2022, target total direct compensation among our NEOs, on average, was positioned within what we view as a competitive range of the peer group.

2022 Say-on-Pay. At our 2022 Annual Meeting, we received support from approximately 92% of votes cast as to our named executive officers’ compensation. Management and the Compensation Committee closely reviewed our shareholders’ 2022 Say-on-Pay vote and believe it to be a strong indication of support for the Company’s executive compensation program and pay-for-performance philosophy. Based on this support, which is consistent with the feedback we have heard through our shareholder engagement efforts described below, the Compensation Committee has maintained the overall pay-for-performance philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding executive compensation.

33	COMPENSATION DISCUSSION AND ANALYSIS

2022 Shareholder Engagement. Aptiv is committed to regular, proactive engagement, communication, and transparency with shareholders, which enables the Company to better understand shareholders’ perspectives about Aptiv and the market generally. As part of that commitment, we extended the opportunity to our top 25 shareholders, representing approximately 55% of our outstanding shares, to meet with us in December 2022. Eight of these shareholders, representing approximately 17% of Aptiv’s outstanding shares, accepted our invitation to meet at that time. The principal focus of these engagements covered topics related to ESG matters. Members of management, including our Senior Vice President, Chief Legal Officer, and Vice President, Investor Relations and ESG, participated in each of these sessions.

In our 2022 outreach, we received meaningful feedback on various topics of interest to shareholders. Notably, while investors were receptive to discussing our executive compensation, they were primarily focused on other topics, such as Aptiv’s path to carbon neutrality, supply chain management, talent development, and diversity and inclusion.

The Board and management have appreciated the valuable input received from shareholders on all topics, which has continued to give us valuable insight into our shareholders’ priorities. We have and will continue to incorporate shareholder feedback into our practices.

In addition to the formal outreach discussed above, members of management continue to have regular and extensive interaction with our investors throughout the year to discuss our businesses, technologies, end markets, financial results, operational execution and our sustainability efforts at numerous conferences and roadshows, in addition to Company-hosted events and quarterly conference calls; in particular, in 2022, the Company hosted over 369 investor calls, 16 investor conferences and 14 marketing/non-deal roadshow events. We have also shared financial and ESG information relevant to our shareholders through our Sustainability Report, our Investor Relations website, our Annual Report and this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS	34

2022 COMPENSATION PROGRAM OVERVIEW

We regularly undertake a comprehensive review of our business plan to identify strategic initiatives that should be linked to executive compensation. We also assess the level of risk in our Company-wide compensation programs to ensure that they do not encourage imprudent risk-taking.

The following table outlines the primary elements of executive compensation for the NEOs for 2022 and indicates how these elements relate to our key strategic objectives:

Element	Key Features	Relationship to Strategic Objectives

Annual Base Salary

•  Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•  Reviewed on an annual basis for market competitiveness and individual performance

• Attract and retain key executives by providing market-competitive fixed compensation

Annual Incentive Plan Awards

•  Compensation Committee approves an incentive design for each performance period based on selected financial and/or operational metrics

•  Each executive is granted a target award opportunity based upon job responsibilities, market competitiveness, experience, and qualitative and quantitative Company and individual performance factors

•  Payouts can range from 0% to 200% of target and are determined by achievement of financial goals based on pre-established objectives, which payouts then may be adjusted to reflect individual performance achievement

•  Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of each year

•  Pay-for-performance

•  Align executive and shareholder interests

•  Motivate the pursuit of specific business goals that drive long-term value creation

•  SRM reflects Aptiv’s sustainability commitments related to people, product, planet and platform

•  Attract, retain and motivate key executives with market-competitive incentive compensation opportunities

Long-Term Incentive Plan Awards

•  Target award granted commensurate with job responsibilities, market competitiveness, experience, and qualitative and quantitative Company and individual performance factors

•  Grant RSU awards, 60% of which are earned based upon achievement of Company goals, including multi-year financial and relative TSR targets, and 40% of which vest over time

•  Pay-for-performance

•  Align executive and shareholder interests

•  Attract, retain and motivate key executives with market-competitive incentive compensation opportunities

•  Utilizes multi-year vesting period and multiple metrics aligned to long-term shareholder value creation, including stock price performance

Retirement Programs

•  Qualified defined contribution plan available to all U.S. salaried employees, including NEOs

•  Non-qualified defined contribution plan available to eligible U.S. employees, including NEOs, who exceed statutory limits under our qualified defined contribution plan

• Attract and retain key executives with market-competitive compensation opportunities that foster long-term savings opportunities

Additional, non-primary elements of executive compensation, such as payments related to life insurance, tax preparation, expatriate assignments or relocation, may be provided to NEOs from time to time. Any of these elements that were provided to NEOs in 2022 are reflected in the “All Other Compensation” column of the “2022 Summary Compensation Table”.

35	COMPENSATION DISCUSSION AND ANALYSIS

2022 TARGET ANNUAL TOTAL DIRECT COMPENSATION MIX

Base salary and annual and long-term incentive award opportunities (all as more fully described below) are the elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay, in line with the Company’s compensation philosophy. The payouts of our annual incentive awards and the performance-based components of our long-term incentive awards are dependent on the achievement of specified performance goals. The time-based portion of our RSU awards is also aligned with Company performance, as the final value realized is based on the Company’s share price.

The mix of compensation for our CEO and other NEOs on average in 2022 is shown above.

2022 TARGET COMPENSATION STRUCTURE

The following table depicts 2022 target annual total direct compensation opportunities for the NEOs. This table reflects base salary, Annual and Long-Term Incentive Plan target award values, and therefore uses different valuation methodologies from those required for purposes of the “2022 Summary Compensation Table” under applicable SEC rules. Further, this table does not include information regarding changes in pension value and in non-qualified deferred compensation earnings, information regarding all other compensation or certain additional footnote disclosure, each as required to be presented in the “2022
Summary Compensation Table” under the rules of the SEC. As such, this table should not be viewed as a substitute for the “2022
Summary Compensation Table”.

Name	Base Salary ($)(1)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total Direct Compensation ($)(2)

Kevin P. Clark Chairman and Chief Executive Officer	$1,462,272	$2,193,408	$12,500,000	$16,155,680

Joseph R. Massaro Chief Financial Officer and Senior Vice President, Business Operations	1,200,000	1,500,000	5,000,000	7,700,000

William T. Presley(3) Senior Vice President and Chief Operating Officer, and President, Signal & Power Solutions	750,000	750,000	2,100,000	3,600,000

Sophia M. Velastegui Senior Vice President and Chief Product Officer	750,000	750,000	2,000,000	3,500,000

(1)  Reflects base salary rates as of April 1, 2022.

(2)  This table does not reflect the value of Ms. Velastegui’s new hire awards.

(3)  Mr. Presley was promoted to the position of Chief Operating Officer, effective December 15, 2022. He remained as Senior Vice President and President, Signal & Power Solutions. In connection with his new role, Mr. Presley’s base salary increased to $900,000, his annual incentive target award increased to $900,000 and, effective for 2023, his long-term incentive plan target award increased to $3,500,000.

Mr. Lyon joined Aptiv in late December 2022. See “New Hire Information” for details about his compensation.

COMPENSATION DISCUSSION AND ANALYSIS	36

2022 ANNUAL COMPENSATION DETERMINATION

Individual base salaries and annual incentive targets for the NEOs are established based on the scope of each NEO’s responsibilities, individual performance, experience, market pay data and talent market dynamics. At the beginning of each year, we also define key strategic objectives each NEO is expected to achieve during that year, which are then considered by the Compensation Committee when making final compensation determinations.

2022 Base Salaries. Base salary is intended to be commensurate with each NEO’s responsibilities, individual performance and experience. Our practice is to make periodic adjustments to base salary, although we review compensation competitiveness annually. During 2022, the Compensation Committee approved base salary increases for two of our NEOs. Generally, these adjustments were intended to increase the competitiveness of salary. Specifically, for Mr. Massaro, the increase also recognized continued growth in his organizational responsibilities and exceptional performance in leading Aptiv’s finance, global manufacturing, supply chain management, information systems, and global business services functions, and for Mr. Presley, the increase recognized his expanded role within the organization, as well as his exceptional performance in leading the Company’s largest segment.

The following table summarizes the adjustments:

Name(1)	Base Salary Adjustment Effective Date	Adjusted Base Salary ($)	Increase (%)

Joseph R. Massaro	April 1, 2022	$1,200,000	20.0%

William T. Presley	April 1, 2022	750,000	15.4

(1)

Mr. Clark did not receive a base salary adjustment in 2022. Ms. Velastegui and Mr. Lyon joined Aptiv on February 1, 2022 and December 28, 2022 respectively; as a result, neither of them was eligible for a base salary adjustment in 2022. In connection with Mr. Presley’s promotion to Chief Operating Officer on December 15, 2022, he received an additional base salary increase to $900,000, effective December 16, 2022.

2022 Annual Incentive Plan Awards. Our Annual Incentive Plan is designed to motivate our NEOs to drive earnings, cash flow and profitable growth by measuring the NEOs’ performance against our goals.

The Compensation Committee establishes the individual annual incentive target for each NEO at a market competitive level, based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. As designed, payouts based on the financial metrics described below can range from 0% to 200% of each NEO’s annual incentive target.

The Compensation Committee, working with management and its independent compensation consultant, sets the performance metrics and objectives based on Aptiv’s annual business objectives. For 2022, each NEO’s award payout was designed to be determined as follows:

•	Corporate performance metrics were weighted 100% for Messrs. Clark, Massaro and Presley;

•	Individual performance was considered for adjustments, based on personal achievements and contributions to overall success; and

•	Individual performance was also considered with respect to the Strategic Results Modifier, as further discussed below.

For 2022, corporate performance objectives were based on the following metrics, which measure our overall financial performance in alignment with our business strategy:

•	Adjusted Net Income (“NI”), which we believe is an appropriate measurement of our underlying earnings;

•	Cash Flow Before Financing (“CFBF”), which is a metric for measuring cash generation; and

•	Growth over Market (“GOM”), which measures the Company’s sales growth relative to the markets in which it operates.

37	COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee selected the following weightings in 2022 for these performance metrics:

Clark, Massaro and Presley
Weighting (%) Performance Metrics	100% Corporate

Net Income (NI)(1)	50%

Cash Flow Before Financing (CFBF)(2)	30

Growth Over Market (GOM)	20

(1)	Adjusted Net Income represents net income attributable to Aptiv before restructuring and other special items, including the tax impact thereon.
(2)

CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for the purchase price of business acquisitions and other transactions, net of cash acquired.

The NI and CFBF goals and the award payout levels related to the achievement of those goals are measured on a performance scale set by the Compensation Committee. Performance below the minimum threshold for a metric would result in no payout for that metric, and performance above the maximum level for a metric would be capped at a maximum total payout of 200% of the target with respect to that metric. For the NI and CFBF metrics the threshold, target and maximum payout levels were established at 40%, 100% and 200%, respectively. GOM was designed to be treated differently than the NI and CFBF metrics. If the GOM targets are achieved, the target payout for that metric is paid. If the GOM targets are not achieved, no amount is paid for the GOM portion of the award.

The 2022 performance goals by metric were:

Category	NI ($ in millions)	CFBF ($ in millions)	GOM

Performance Metrics:	$886	$977	6%

Our Annual Incentive Plan target goals, approved by the Compensation Committee, are established to reflect our focus on growth over prior year actual outcomes and above market growth in the performance period. Threshold, target, and maximum levels of performance continued to reflect rigorous hurdles taking into account the challenging macroeconomic outlook and consistent with our goal of delivering exceptional operational performance.

When determining final compensation decisions, the Compensation Committee took into account continued headwinds related to supply chain disruptions, COVID-19-related constraints, material cost inflation and the emergence of the conflict in Russia/Ukraine. The Compensation Committee made select adjustments allowed under the Annual Incentive Plan to more accurately recognize management’s strong performance amidst macroeconomic headwinds outside of its control. Based on 2022 performance and the adjustments made with respect to these metrics, the payout score was 100%.

Strategic Results Modifier. Following the determination of the preliminary payout levels above, the Compensation Committee, in conjunction with the CEO, assessed the other NEOs’ performance with respect to SRM and individual qualitative performance. The CEO is not eligible for an SRM payout.

As part of our focus on strategic priorities, the SRM is approved by the Compensation Committee at the beginning of each year as part of the Annual Incentive Plan design. The SRM can range, in the aggregate, from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider progress on or achievement of strategic priorities in addition to financial performance under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2022, the focus areas of the SRM were Aptiv’s sustainability commitments related to people, product, planet and platform.

We set meaningful and challenging annual goals aligning with our sustainability commitments. While significant progress was made relative to these commitments and achievement was on target, the CEO recommended to the Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS	38

that no positive or negative adjustments be made for SRM for 2022. For 2023, the Compensation Committee has determined that the SRM wilI no longer be a modifier, but that the underlying strategic priorities will be included as a weighted metric in the 2023 Annual Incentive Plan.

2022 Annual Incentive Plan Payouts. In determining the final individual payouts, the Compensation Committee, in consultation with the CEO (except related to his own performance and payout), evaluated each eligible NEO’s qualitative performance in relation to overall corporate performance. Each NEO was also evaluated based on his or her individual achievements.

The material qualitative performance achievements considered by the Compensation Committee included: for Mr. Clark, his leadership and performance as he continues to position the Company for significant growth aligned to the industry’s accelerating shift to electrification and software defined transformation; for Mr. Massaro, the continued growth in his organizational responsibilities and exceptional performance in leading Aptiv’s finance, global manufacturing, information systems, global business services functions, and his focus on mitigating the impact of supply chain disruptions; for Mr. Presley, his leadership and performance ensuring that our Signal & Power Solutions business unit was positioned to meet the needs of all of our customers while taking on a broader scope of responsibilities within Aptiv; and for Ms. Velastegui, her drive and leadership in establishing the global product organization throughout the year. The Compensation Committee did not adjust the annual incentive payouts based on achievement of the qualitative performance described above.

As a result of the analysis described above, the Compensation Committee approved the following 2022 annual incentive award payments for the NEOs:

Name(1)	Annual Incentive Target Award ($)	Annual Incentive Plan Actual Payment for 2022 ($)(2)	Percent of Target Incentive (%)

Kevin P. Clark	$2,193,408	$2,193,408	100%

Joseph R. Massaro	1,500,000	1,500,000	100

William T. Presley	900,000	900,000	100

Sophia M. Velastegui	750,000	686,301	100

(1)

Mr. Lyon was entitled to an annual incentive payment of $800,000 as part of his new hire package. See “New Hire Information” for more information. For Ms. Velastegui, who joined Aptiv on February 1, 2022 and after the 2022 Annual Incentive Plan performance goals were established, it was determined that her award would be pro-rated for the year, resulting in a 92% payout of her annual target.

(2)	These incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of the “2022 Summary Compensation Table”.

In addition, Ms. Velastegui received a one-time cash payment of $1,175,000 upon hire to, in part, make up for compensation forfeited upon leaving her prior employer.

2022 LONG-TERM COMPENSATION

Performance Metrics. Aptiv’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants. Aptiv’s Long-Term Incentive Plan is primarily performance-based, with 60% of the NEOs’ award consisting of performance-based RSUs, which deliver value if financial and relative TSR goals are met. The targets reflect Aptiv’s pay-for-performance culture, which helps align executive and investor interests. The remaining 40% are time-based RSUs, the value of which fluctuates with Aptiv’s share price performance.

The performance-based RSUs are settled after the results of a three-year performance period are determined. The time-based RSUs generally vest ratably over three years, beginning on the first anniversary of the grant date. The 2022 performance-based RSU grant vests at the end of 2024 and will be settled in early 2025 after the outcomes of the performance period are determined and approved. Under the design of the performance-based RSU awards, each NEO could receive from 0% to 200% of his or her

39	COMPENSATION DISCUSSION AND ANALYSIS

target performance-based RSU award, as determined by Aptiv’s performance against certain Company-wide performance metrics. The metrics and weights used in the 2022 awards are:

Metric	Weighting (%)

Average Return on Net Assets (RONA)(1)	33.3%

Cumulative Net Income (NI)(2)	33.3

Relative Total Shareholder Return (TSR)(3)	33.3

(1)

Average RONA is tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.

(2)	Cumulative Net Income represents net income attributable to Aptiv before restructuring and other special items, including the tax impact thereon.
(3)

Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in December 2024 to the average closing price per share of the Company’s ordinary shares for all available trading days in December 2021, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out. As part of the Company’s response to COVID-19, dividends were suspended in March 2020; therefore, no dividend equivalents accrued after that date.

2022 Grants. The Compensation Committee established the following 2022 target long-term incentive award values for our NEOs (consisting of time-based RSUs and performance-based RSUs, as described above). In so doing, the Compensation Committee considered each NEO’s scope of responsibilities, individual performance, retention considerations and market compensation data:

Name	Long-Term Incentive Plan Target Annual Award ($)

Kevin P. Clark	$12,500,000

Joseph R. Massaro	5,000,000

William T. Presley	2,100,000	(1)

Sophia M. Velastegui	2,000,000	(2)

(1)

In connection with his assumption of the role of Chief Operating Officer on December 15, 2022, the Compensation Committee approved an increase of Mr. Presley’s target Long-Term Incentive Plan award to $3,500,000, effective for fiscal year 2023.

(2)

This does not include an additional one-time award granted to Ms. Velastegui in connection with her new hire package, which was comprised of time-based RSUs valued at $2,500,000, which vest ratably over two years.

Mr. Lyon did not receive a long-term incentive award for 2022. See “New Hire Information” below for details regarding Mr. Lyon’s one-time new hire award granted in fiscal year 2023.

2020-2022 Performance-Based RSUs. The Compensation Committee assessed the performance awards granted in February 2020 for which vesting was based on achievement of three-year cumulative performance through December 31, 2022. As was previously disclosed, due to the emergence of the COVID-19 pandemic and resultant impacts on the Company’s industry and operations, the Compensation Committee made adjustments in 2020 to the 2020 performance-based RSU financial performance goals to better reflect the unprecedented challenges of COVID-19. No adjustments were made in 2021 or 2022.

As part of the 2020 adjustments, the Compensation Committee also made the following changes to the 2020 performance-based RSU awards, all as further described in our 2021 Proxy Statement:

•	Reducing maximum payout opportunity — Lowering the maximum upside for these awards to 150% from 200%;

•

Requiring Relative TSR to be “at or above market for above target payout” — Capping the 2020 Long-Term Incentive payout at target unless Aptiv’s relative TSR is at or above the 50th percentile of the TSR peer group; and

•

Adjusting goals on the financial metrics only — The financial targets were adjusted in consideration of the global impact of COVID-19 on the overall market, our industry, and Aptiv. The relative TSR metric goals were unchanged from the original grant.

COMPENSATION DISCUSSION AND ANALYSIS	40

In February 2023, we paid out the performance-based RSUs for the performance period. The following tables set forth: (1) the threshold, target and maximum levels, as well as the performance level achieved during the performance period; and (2) for each NEO, the target number of performance-based RSUs and actual number of performance-based RSUs earned.

Metric	Weighting (%)	Threshold	Target	Maximum	Achievement

Average Return on Net Assets (RONA)(1)(2)	33.3%	20.2%	22.8%	26.6%	22.8%

Cumulative NI(2)	33.3	$2,439	$2,744	$3,201	$2,731

Relative Total Shareholder Return (TSR)	33.3	30th%ile	50th%ile	90th%ile	50th%ile

(1)

Average RONA is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.

(2)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.

Based on the achievement of the performance goals during the period, the earned award was 100% of the target opportunity. As a result, the Compensation Committee approved the following 2020-2022 performance-based RSU award payouts.

	Performance-based RSUs
Name(1)	Target Units Granted (#)	Actual Units Earned (#)(2)

Kevin P. Clark	95,608	95,608

Joseph R. Massaro	32,159	32,159

William T. Presley	6,374	6,374

(1)	Mr. Lyon and Ms. Velastegui joined Aptiv in 2022, and therefore neither was a recipient of a long-term incentive award in 2020.
(2)

Absent adjustments made in 2020 to restore our compensation programs’ intended effectiveness, the number of awards that would have been paid would have been 31,869 for Mr. Clark; 10,720 for Mr. Massaro; and 2,125 for Mr. Presley. Note that TSR would have been the only metric providing payout.

RECENT NEW HIRE INFORMATION

Mr. Lyon joined Aptiv in December 2022. He received the compensation package set forth below.

•	Base salary of $800,000 per year;

•	Payments of $800,000 under the Annual Incentive Plan for each of 2022 and 2023, payable in 2023 and 2024, respectively;

•	2023 Long-Term Incentive award valued at $2,900,000, granted in February 2023; and

•

To make up for compensation that he forfeited upon leaving his prior employer, Mr. Lyon also received a one-time cash payment of $4,000,000 in December 2022 and a one-time restricted stock award granted in February 2023 valued at $8,000,000 that vests ratably over two years.

OTHER COMPENSATION

Additional compensation and benefit programs available to our NEOs are described below.

Aptiv Salaried 401(k) Plan. Along with other eligible U.S. Aptiv salaried employees and executives, our eligible NEOs participate in our broad-based and tax-qualified defined contribution plan, the Aptiv Salaried 401(k) Plan, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions are subject to any contribution limits imposed by the Code.

Aptiv Deferred Compensation Plan (“DCP”). Under the DCP, eligible U.S. employees receive Aptiv contributions in excess of the limits imposed upon the Aptiv Salaried 401(k) Plan by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the Aptiv Salaried 401(k) Plan. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Severance Plans. In 2017, we adopted the Aptiv PLC Executive Severance Plan (the “Severance Plan”) and the Aptiv PLC Executive Change in Control Severance Plan (the “Change in Control Plan”). The plans were adopted to provide severance

41	COMPENSATION DISCUSSION AND ANALYSIS

protections to certain executives who are designated by the Compensation Committee as eligible to participate in each plan, including certain of the NEOs.

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive severance payments equal in the aggregate to a multiple of annual base salary (1.5 times for officers with at least two years of service, and 1 time for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a qualifying separation.

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termination without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an NEO who incurs a qualifying separation would generally be entitled to receive a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

Benefits under the Severance Plan and the Change in Control Plan are generally subject to execution by the NEO of a general waiver and release of claims in favor of Aptiv.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, when applicable, and in general, these benefits are the same as those provided to similarly situated non-officer employees. Additional details are covered in the “2022 Summary Compensation Table”.

COMPENSATION GOVERNANCE PRACTICES

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, Aptiv’s Board believes that our officers should maintain an appropriate level of equity interest in Aptiv. To that end, our Board has adopted the following stock ownership guidelines:

Role	Guideline
CEO	6x base salary
Other Section 16 officers, including all of our other NEOs	3x base salary
Elected Corporate staff officers	1x base salary

Our officers, including the NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required holding is met, officers may not sell stock, subject to limited exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The Compensation Committee reviews the ownership level for covered executives each year. As of the 2022 measurement of ownership, all of our NEOs were at or above the applicable ownership requirement or on track to meet the applicable ownership requirement within five years of their start date.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then

COMPENSATION DISCUSSION AND ANALYSIS	42

the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee expects to revise our clawback policy on a timely basis to comply with applicable requirements under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by the SEC and the NYSE.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants, which generally prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Aptiv;

•	Soliciting or hiring employees for 24 months after leaving Aptiv; and

•	Soliciting customers for 24 months after leaving Aptiv.

If the terms of the confidentiality and non-interference agreements are violated, Aptiv has the right to cancel or rescind any unvested Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company’s Insider Trading Policy prohibits its directors and employees from entering into transactions that “hedge” the value of Aptiv stock and from pledging Aptiv securities as collateral for a loan. The Company interprets this prohibition on hedging to extend to engaging in short-term or speculative transactions and from engaging in short sales or the use of prepaid variable forward contracts, equity swaps, collars and exchange funds. In addition, the Company’s Insider Trading Policy prohibits its directors and employees from trading in options (such as put and call options) on Aptiv stock and purchasing Aptiv securities on margin or holding Aptiv securities in a margin account. Further, directors and employees are encouraged to avoid frequent trading or speculating in Aptiv stock. The Company’s Insider Trading Policy is available on aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance.”

Independent Compensation Consultant. The Compensation Committee has retained Semler Brossy as its independent compensation consultant. The scope of the work done by Semler Brossy during 2022 for the Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;

•	Preparing and evaluating market pay data and competitive position analysis;

•	Assisting in the design and development of Aptiv’s executive compensation programs;

•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;

•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and

•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee. Semler Brossy does not perform other services for the Company, and Semler Brossy will not do so without the prior consent of the Chair of the Compensation Committee. Semler Brossy meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, Semler Brossy participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. The Aptiv Human Resources team completed a risk assessment of our compensation programs in January 2023 and concluded that our compensation policies, practices and programs do not create risks that are

43	COMPENSATION DISCUSSION AND ANALYSIS

reasonably likely to have a material adverse effect on Aptiv. The compensation risk assessment included a review of our pay and incentive plan structures, pay practices and policies, and governance processes, including the Compensation Committee’s oversight of such programs (supported by an independent consultant).

The Compensation Committee and Semler Brossy reviewed the 2023 assessment and discussed the report with management. The Compensation Committee agreed that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv. In doing so, the Compensation Committee also reaffirmed the following key risk mitigating factors with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;

•

Incentive award opportunities, with performance-based awards capped at approximately two times the target amount, that span both annual and overlapping, multi-year time periods and incorporate a broad range of financial metrics and TSR;

•	Existence of a clawback policy; and

•	Stock ownership guidelines, with retention requirements, and the prohibition on hedging and pledging of Company stock.

COMPENSATION COMMITTEE REPORT	44

Compensation Committee Report

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

Joseph L. Hooley, Chairman

Merit E. Janow

Paul M. Meister

45	2022 SUMMARY COMPENSATION TABLE

2022 Summary Compensation Table

The table below sets forth specified information regarding the compensation of the individuals who served in 2022 as Chairman and Chief Executive Officer (Kevin P. Clark) and Chief Financial Officer and Senior Vice President, Business Operations (Joseph R. Massaro), and the next three most highly compensated executive officers who were serving as of December 31, 2022 (Benjamin Lyon, William T. Presley, and Sophia M. Velastegui, and together with our CEO and CFO, Aptiv’s NEOs).

Name and Principal Position	Year	Salary ($)(2)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(3)(6)	All Other Compensation ($)(7)	Total ($)

Kevin P. Clark Chairman and Chief Executive Officer	2022	$1,462,272	$—	$12,358,679	$2,193,408	$192,262	$16,206,621
	2021	1,462,272	—	12,295,011	745,759	241,738	14,744,780
	2020	1,141,924	—	28,502,508	1,425,715	197,182	31,267,329

Joseph R. Massaro Chief Financial Officer and Senior Vice President, Business Operations	2022	1,150,000	—	4,943,446	1,500,000	103,463	7,696,909
	2021	983,750	—	4,543,905	340,000	114,631	5,982,286
	2020	857,917	—	9,107,543	607,750	100,080	10,673,290

Benjamin Lyon(1) Senior Vice President and Chief Technology Officer	2022	9,091	4,000,000	—	800,000	—	4,809,091

William T. Presley Senior Vice President and Chief Operating Officer, and President, Signal & Power Solutions	2022	731,250	—	2,076,265	900,000	72,403	3,779,918
	2021	643,750	—	2,779,753	221,000	79,556	3,724,059

Sophia M. Velastegui Senior Vice President and Chief Product Officer	2022	687,500	1,175,000	4,312,838	686,301	373,052	7,234,691

(1)

Mr. Lyon’s start date was December 28, 2022; he received a sign-on payment of $4,000,000 on his start date. His Annual Incentive Plan payment for 2022 equals his target Annual Incentive Plan amount ($800,000). Due to the timing of his start date, Mr. Lyon was not eligible for a 2022 equity grant.

(2)	Messrs. Massaro and Presley received base salary increases in 2022. See “2022 Annual Compensation Determination—2022 Base Salaries.”
(3)

Base salary and annual incentive awards are eligible for deferral under the Aptiv DCP. All NEOs, other than Mr. Lyon, participated in the DCP in 2022. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2022 Summary Compensation Table. Contributions to the DCP are displayed in the “2022 Non-Qualified Deferred Compensation” section.

(4)	For Mr. Lyon and Ms. Velastegui, these bonus amounts represent one-time cash payments made in connection with their respective hirings.
(5)

The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2022 grant date for accounting purposes for the annual award was set at February 28, 2022, as approved by the Board of Directors and the Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The award values include the grant date fair value of 2022 performance-based RSUs based on target performance, which was the probable outcome at grant. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2022, the values for such awards in the “Stock Awards” column would be $18,682,464 for Mr. Clark; $7,472,960 for Mr. Massaro; $3,138,661 for Mr. Presley; and $5,324,644 for Ms. Velastegui.

2022 SUMMARY COMPENSATION TABLE	46

(6)

The “Non-Equity Incentive Plan Compensation” column reflects payments earned under our Annual Incentive Plan. Ms. Velastegui’s Aptiv tenure began on February 1, 2022 after the annual operating budget and targets were established. Therefore, it was determined that her award would be pro-rated for the year.

(7)	Amounts reported in the “All Other Compensation” column for 2022 reflect the following:

Name	Aptiv Contributions(a)	Life Insurance(b)	Other(c)	Total

Kevin P. Clark	$169,720	$185	$22,357	$192,262

Joseph R. Massaro	89,050	2,236	12,177	103,463

Benjamin Lyon	—	—	—	—

William T. Presley	70,994	1,409	—	72,403

Sophia M. Velastegui	50,469	866	321,717	373,052

(a)

For NEOs, this column reflects Aptiv’s contributions to both the qualified Aptiv Salaried 401(k) Plan, and the non-qualified DCP. For all participants in the Aptiv Salaried 401(k) Plan, Aptiv provides a contribution of 4% of base salary and annual incentive award payment. Aptiv also provides a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the DCP are provided in the “2022 Non-Qualified Deferred Compensation” section.

(b)	This column reflects the dollar value of the insurance premiums paid for each NEO for premium payments made regarding his or her life insurance policy.
(c)	For Messrs. Clark and Massaro, these amounts represent tax preparation expenses in connection with working in Ireland. For Ms. Velastegui, this amount represents relocation expenses.

47	2022 GRANTS OF PLAN-BASED AWARDS

2022 Grants of Plan-Based Awards

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin P. Clark			$877,363	2,193,408	4,386,816
	2/28/2022								36,083	$4,670,584
	2/28/2022					21,650	54,125	108,250		7,688,095

Joseph R. Massaro			600,000	1,500,000	3,000,000
	2/28/2022								14,433	1,868,208
	2/28/2022					8,660	21,650	43,300		3,075,238

Benjamin Lyon(5)				800,000

William T. Presley			360,000	900,000	1,800,000
	2/28/2022								6,062	784,665
	2/28/2022					3,637	9,093	18,186		1,291,600

Sophia M. Velastegui			300,000	750,000	1,500,000
	2/28/2022								5,774	747,387
	2/28/2022	(6)							18,042	2,335,356
	2/28/2022					3,464	8,660	17,320		1,230,095

(1)

These columns show the threshold, target and maximum awards payable to our NEOs under the 2022 Annual Incentive Plan. The final award is determined by corporate performance, as well as individual performance achievements and achievement against the SRM, as determined by the Compensation Committee.

(2)

These columns show the threshold, target and maximum number of RSUs possible under the performance-based RSUs granted in 2022 pursuant to our Long-Term Incentive Plan. The actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2022 through December 31, 2024.

(3)

This column shows the number of time-based RSUs granted to our NEOs in 2022 pursuant to our Long-Term Incentive Plan. These time-based RSUs generally vest ratably over three years on the first, second and third anniversary dates of the date of grant.

(4)

This column reflects the grant date fair value of each 2022 equity award determined in accordance with FASB ASC Topic 718. For the grant date fair values of performance-based RSU awards granted in 2022, the amount reflects the target outcome of the performance conditions, excluding the effect of estimated forfeitures. Except for the performance-based RSUs based on relative TSR (33.3% of the annual performance-based RSUs), the grant date value for the 2022 equity awards was determined based on the grant date closing price of our stock on the NYSE. If the grant is made on a non-trading day, the grant date closing price was deemed to be the closing price of our stock on the last preceding date on which any reported sale occurred. The closing price of Aptiv shares on February 28, 2022, was $129.44. The grant date fair value for the relative TSR performance-based RSUs granted in 2022 was determined using a Monte Carlo simulation and was based on a price of $167.25 per share.

(5)	As part of his new hire package, Mr. Lyon’s Annual Incentive Plan payment for 2022 equals his target Annual Incentive Plan amount ($800,000).
(6)	Ms. Velastegui received an additional RSU award which vests ratably over two years as part of her new hire package; her start date was February 1, 2022.

Our NEOs are parties to offer letters with Aptiv that generally describe the compensation and benefits initially provided to them upon employment, including benefits upon termination. For more information about these arrangements, refer to “Potential Payments Upon Termination or Change in Control”. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, refer to “2022 Compensation Program Overview — 2022 Target Annual Total Direct Compensation Mix”.

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	48

2022 Outstanding Equity Awards at Fiscal Year-End

The values displayed in the table below reflect each Aptiv NEO’s outstanding long-term incentive awards as of December 31, 2022. The market values are calculated using a share price of $93.13, the December 30, 2022 (the last trading day of fiscal 2022) closing price of our stock. The performance-based RSUs granted in 2021 and 2022, labeled with performance periods 1/1/2021-12/31/2023 and 1/1/2022-12/31/2024, are presented at the maximum level of performance.

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5),(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Kevin P. Clark	2/28/2020	10,624	$989,413
	2/28/2021	19,961	1,858,968
	2/28/2022	36,083	3,360,410
	1/1/2021-12/31/2023			89,820	$8,364,937
	1/1/2022-12/31/2024			108,250	10,081,323

Joseph R. Massaro	2/28/2020	3,574	332,847

	2/28/2021	7,378	687,113

	2/28/2022	14,433	1,344,145

	1/1/2021-12/31/2023			33,194	3,091,357

	1/1/2022-12/31/2024			43,300	4,032,529

Benjamin Lyon(1)	—	—	—	—	—

William T. Presley	2/28/2020	2,125	197,901

	2/28/2021	2,951	274,827

	2/28/2021	1,563	145,562

	2/28/2022	6,062	564,554

	1/1/2021-12/31/2023			13,278	1,236,580

	1/1/2021-12/31/2023			7,028	654,518

	1/1/2022-12/31/2024			18,186	1,693,662

Sophia M. Velastegui(7)	2/28/2022	5,774	537,733
	2/28/2022	18,042	1,680,251
	1/1/2022-12/31/2024			17,320	1,613,012

(1)	Mr. Lyon joined Aptiv on December 28, 2022 and did not receive any equity awards in 2022.
(2)	To better understand the information in this table, we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards.
(3)	This column shows the unvested time-based RSU awards as of December 31, 2022, which generally vest ratably on each of the first, second and third anniversaries of the grant date.
(4)	The amount shown represents the market value of awards using a per share price of $93.13, the closing price of our stock on December 30, 2022 (the last trading day of fiscal 2022).
(5)	Performance-based RSUs presented at maximum performance levels.
(6)

Of the awards reflected in this column, the 2021-2023 performance-based RSUs will be settled in early 2024 after the results for the three-year performance period are determined and the 2022-2024 performance-based RSUs will be settled in early 2025 after the results for the three-year performance period are determined.

(7)	Ms. Velastegui received an additional RSU award which vests ratably over two years as part of her new hire package; her start date was February 1, 2022.

49	2022 OPTION EXERCISES AND STOCK VESTED TABLE

2022 Option Exercises and Stock Vested Table

The following table sets forth information regarding vested stock awards during 2022 for our NEOs. The value realized on vesting is based on the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)

Kevin P. Clark	127,054	$12,974,343

Joseph R. Massaro	42,519	4,335,966

Benjamin Lyon(1)	—	—

William T. Presley	15,900	1,826,656

Sophia M. Velastegui(1)	—	—

(1)	Mr. Lyon and Ms. Velastegui joined Aptiv in 2022 and therefore neither of them had any awards that vested during the year.
(2)

The shares and values listed in these columns include time-based RSUs that vested on February 28, 2022 and performance-based RSUs that were earned as of December 31, 2022, and settled on February 28, 2023.

2022 NON-QUALIFIED DEFERRED COMPENSATION	50

2022 Non-Qualified Deferred Compensation

The Aptiv Deferred Compensation Plan (“DCP”) is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the DCP, participants receive Aptiv contributions in excess of the limits imposed upon the Aptiv Salaried 401(k) Plan by the Code.

PLAN BENEFITS

Employees who were eligible for DCP deferrals in 2022 were permitted to defer additional income above $305,000 (the maximum eligible compensation limit under the Aptiv Salaried 401(k) Plan for 2022), into a DCP deferral account. They also received the following benefits:

•

All DCP-eligible employees receive an Aptiv contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the DCP; and

•

Eligible employees who made deferral contributions under the DCP received an additional Aptiv matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Aptiv of 3.5% of each eligible employee’s base salary.

INVESTMENT OPTIONS

Participants in the DCP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

DEFERRAL ELECTION PROCESS

The DCP deferral election process is conducted prior to the year in which eligible income is earned. For the 2022 plan, deferral elections were required to be made no later than December 2021. During this process, eligible employees were allowed to make deferral elections related to their 2022 base salary and any annual incentive award based on 2022 performance that would be scheduled to be paid in 2023 (but no later than March 15, 2023).

DISTRIBUTIONS

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferrals must remain deferred for a minimum of two years.

VESTING

All employee deferrals and Aptiv contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ DCP accounts by the NEOs and by Aptiv in 2022, as well as the aggregate balances of these accounts at the end of 2022.

51	2022 NON-QUALIFIED DEFERRED COMPENSATION

2022 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Kevin P. Clark	$137,452	$147,270	$(192,203)	$924,243	$1,091,154
Joseph R. Massaro	38,400	66,600	(75,218)	233,731	402,347
Benjamin Lyon	—	—	—	—	—
William T. Presley	45,308	48,544	(20,336)	—	250,553
Sophia M. Velastegui	26,775	28,688	(718)	—	54,745

(1)

All of our NEOs, except for Mr. Lyon, elected to defer a portion of their salary and annual incentive awards as permitted under the DCP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the “2022 Summary Compensation Table”.

(2)

Company contributions to the NEOs’ DCP accounts, along with contributions to the qualified Aptiv Salaried 401(k) Plan, are disclosed in the “All Other Compensation” column in the “2022 Summary Compensation Table”.

(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2022 Summary Compensation Table”.
(4)	The withdrawals of our NEOs were made in accordance with the deferral election process described in this section.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	52

Potential Payments Upon Termination or Change in Control

EMPLOYMENT ARRANGEMENTS

We have offer letters in place with all Aptiv NEOs. These offer letters describe our standard terms and conditions of employment and compensation and benefits provided to the individual. Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus an amount equal to 1.5 times his annual incentive at target in the event he is terminated by the Company without cause.

Each executive who receives an equity grant under the Long-Term Incentive Plan must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

ANNUAL INCENTIVE PLAN

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•

A change in ownership or control of Aptiv resulting in any person or group other than Aptiv or a Aptiv employee benefit plan acquiring securities of Aptiv possessing more than 50% of the total combined voting power of Aptiv’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or

•	The sale of all or substantially all of the assets of Aptiv, in one or a series of related transactions, to any person or group other than Aptiv.

LONG-TERM INCENTIVE PLAN

An equity award must be outstanding for one year in order to receive any benefit at termination. Awards outstanding for less than one year will be forfeited upon termination. Upon a voluntary resignation from Aptiv (other than for good reason), including retirement, any time-based RSUs that have not vested will be canceled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined based on actual performance at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement and good reason provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

53	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Aptiv or on the business or reputation of Aptiv;

•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;

•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Aptiv;

•	Willful violation of Aptiv’s Code of Ethical Business Conduct or other material policies;

•	Willful neglect in the performance of duties for Aptiv, or willful or repeated failure or refusal to perform these duties; or

•	Material breach of any applicable employment agreement.

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;

•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;

•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or

•	Any other action or inaction that is a material breach by Aptiv of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and

•

After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Aptiv or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Aptiv without cause, or by the NEO for good reason, or due to death or disability.

CHANGE IN CONTROL PLAN

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termination without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an NEO who incurs a qualifying separation would be entitled to receive generally a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	54

SEVERANCE PLAN

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive generally severance payments equal in the aggregate to a multiple of annual base salary (1.5X for officers with at least two years of service, and 1X for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides to eligible U.S. employees a COBRA subsidy for a period of up to 18 months following a qualifying separation.

55	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

		Termination Scenario
Name	Component	Voluntary Resignation / Retirement (If Eligible)(5)(6)	Involuntary (Not For Cause) or For Good Reason	Involuntary (For Cause)	Change in Control and Termination	Death /Disability
Kevin P. Clark	Cash Severance(1)	$ —	$ 5,483,520	$—	$10,967,040	$ —
	Annual Incentive Plan(2)	—	—	—	2,193,408	2,193,408
	Long-Term Incentives—Time-Based Restricted Stock Units(3)(4)	—	1,599,135	—	6,208,791	1,599,135
	Long-Term Incentives—Performance-Based Restricted Stock Units(3)(4)	11,610,331	11,610,331	—	18,127,103	11,610,331
	Benefits Continuation	—	27,985	—	72,355	—
	Total	11,610,331	18,720,971	—	37,568,697	15,402,874
Joseph R. Massaro	Cash Severance(1)	—	4,050,000	—	5,400,000	—
	Annual Incentive Plan(2)	—	—	—	1,500,000	1,500,000
	Long-Term Incentives—Time-Based Restricted Stock Units(3)(4)	—	563,809	—	2,364,105	563,809
	Long-Term Incentives—Performance-Based Restricted Stock Units(3)(4)	2,994,968	3,995,184	—	6,556,911	3,995,184
	Benefits Continuation	—	26,104	—	42,677	—
	Total	2,994,968	8,635,097	—	15,863,693	6,058,993
Benjamin Lyon	Cash Severance(1)	—	800,000	—	3,200,000	—
	Annual Incentive Plan(2)	—	—	—	800,000	800,000
	Long-Term Incentives—Time-Based Restricted Stock Units(3)(4)	—	—	—	—	—
	Long-Term Incentives—Performance-Based Restricted Stock Units(3)(4)	—	—	—	—	—
	Benefits Continuation	—	27,985	—	48,237	—
	Total	—	827,985	—	4,048,237	800,000
William T. Presley	Cash Severance(1)	—	1,350,000	—	3,600,000	—
	Annual Incentive Plan(2)	—	—	—	900,000	900,000
	Long-Term Incentives—Time-Based Restricted Stock Units(3)(4)	—	340,111	—	1,182,844	340,111
	Long-Term Incentives—Performance-Based Restricted Stock Units(3)(4)	593,611	1,205,475	—	2,385,991	1,205,475
	Benefits Continuation	—	26,104	—	42,677	—
	Total	593,611	2,921,689	—	8,111,515	2,445,586
Sophia M. Velastegui	Cash Severance(1)	—	750,000	—	3,000,000	—
	Annual Incentive Plan(2)	—	—	—	750,000	750,000
	Long-Term Incentives—Time-Based Restricted Stock Units(3)(4)	—	—	—	2,217,984	—
	Long-Term Incentives—Performance-Based Restricted Stock Units(3)(4)	—	—	—	806,506	—
	Benefits Continuation	—	27,985	—	48,237	—
	Total	—	777,985	—	6,822,727	750,000

(1)

In the case of an involuntary not for cause termination or a termination for good reason, Messrs. Clark and Massaro are eligible to receive severance payments equal to 18 months of base salary, plus 1.5 times the value of the annual incentive plan target award, payable in installments. Mr. Presley is eligible for a severance payment equal to 1.5 times base salary, payable in installments. Ms. Velastegui and Mr. Lyon are eligible for a severance payment equal to 1 times base salary, payable in installments. In the case of a qualifying Change in Control termination, Mr. Clark is eligible to receive a lump sum severance payment equal to 3 times base salary, plus 3 times the value of the annual incentive plan target award. In the case of a qualifying Change in Control termination, Messrs. Massaro, Presley and Lyon and Ms. Velastegui are eligible to receive a lump sum severance payment equal to 2 times base salary, plus 2 times the value of the annual incentive plan target award.

(2)

In the case of a Change in Control, each NEO would receive a prorated annual incentive award payment based on the greater of (a) actual performance or (b) target. If the NEO terminates due to death or disability, he or she would receive a prorated annual incentive award based on actual performance. In the case of any other terminations prior to the payment date, the award is forfeited in its entirety.

(3)	The value shown is based on the market value of the award using a per-share price of $93.13, the closing price of our stock on December 30, 2022 (the last trading day of fiscal 2022).
(4)

In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plan”. Also as described under “Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.

(5)	In the event of a voluntary termination on December 30, 2022 (the last business day of fiscal 2022), each NEO would receive the value of their 2020 performance-based RSUs.
(6)	As of December 31, 2022, Mr. Clark is the only NEO eligible to retire.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	56

As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the DCP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2022 would be made within 60 days after July 1, 2023. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

57	CEO PAY RATIO

CEO Pay Ratio

We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules to disclose the ratio of the annual total compensation of Mr. Clark, our Chairman and Chief Executive Officer, to that of an employee whose annual compensation is at the median of all our employees (the “Median Employee”). Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

As permitted under SEC rules, we are using the same Median Employee identification analysis used for purposes of our fiscal 2021 CEO pay ratio disclosure, as we believe there have been no changes to our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure. However, the Aptiv employee whom we identified in 2021 as the Median Employee terminated employment with the Company in 2022. As such, we have reviewed the remaining employees in the median group and selected a new median employee, whose compensation during the applicable measurement period was immediately below the compensation of the median employee originally selected for 2021.

The Median Employee was identified by using “total annual base pay” as reflected in our enterprise-wide human resources information system, as of October 31, 2021, for all of our employees (including full-time, part-time, and temporary employees of Aptiv and its consolidated subsidiaries). The employees considered did not include any independent contractors or “leased” workers, which we refer to as our “contingent workforce” below. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. The total annual base pay for our salaried employees reflects base salary paid on an annual basis, and for hourly employees, the annual rate is determined using their hourly rate and standard work hours. This methodology was chosen because we believe it is a compensation measure that can be applied consistently across the globe and provides an accurate depiction of total earnings. Because there was more than one Median Employee identified using this methodology, we selected an individual who we determined to be reasonably representative of our Median Employee and who did not have any unusual or nonstandard compensation items.

Aptiv is a global company employing 160,000 employees in 48 countries as of December 31, 2022, with approximately 32,000 salaried employees and 128,000 hourly employees. In addition, we maintain a contingent workforce of approximately 42,000 to accommodate fluctuations in customer demand. 53% of our workforce is located in North America, where our largest presence is in Mexico. 82% of our North American workforce is part of our global manufacturing workforce. Market levels of pay and wage rates are generally lower in countries in which Aptiv has manufacturing facilities, in line with our regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. In these countries, Aptiv provides market competitive compensation, which, in many cases, is dictated by local union agreements. The Median Employee is a full-time hourly employee located in Mexico, where competitive wages vary greatly from standard U.S. hourly rates.

After identifying the Median Employee, we calculated annual total compensation for the Median Employee using the same methodology as compensation reported in the 2022 Summary Compensation Table for the CEO. The Median Employee’s annual total compensation is $8,139. When compared to our CEO’s annual total compensation of $16,206,621, the ratio of the total annual compensation of our CEO to the total annual compensation of our Median Employee was approximately 1,991:1.

We believe that there are a number of reasons why our pay ratio is not comparable to that of other companies, including that other companies may have a median employee that works in the U.S., may outsource manufacturing, may have different types of workforces, may operate in different countries, or may utilize different compensation practices. Further, in calculating their own pay ratios, other companies may utilize methodologies, exclusions, estimates, and assumptions that substantially differ from Aptiv’s calculation methodology.

2022 PAY VERSUS PERFORMANCE TABLE	58

2022 Pay Versus Performance Table
In accordance with SEC rules, the following table
sets
forth information with
respect
to how the
compensation
of our NEOs aligns with Company performance
.

							Value of Initial Fixed $100 Investment Based On:
Year (1) (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (2)(3) (c)		Average Summary Compensation Table Total for non-PEO NEOs ($) (d)	Average Compensation Actually Paid to non-PEO NEOs ($) (2)(3) (e)		Total Shareholder Return ($) (7) (f)	Peer Group Total Shareholder Return ($) (7) (g)	Net Income ($ millions) (8) (h)	Adjusted Net Income ($ millions) (9) (i)
2022	$ 16,206,621	$ (3,338,551	) (4)	$5,880,152	$3,091,630	(4)	$ 98.31	$209.44	$ 594	$967
2021	14,744,780	20,823,184	(5)	4,899,559	6,122,511	(5)	174.13	487.26	590	868
2020	31,267,329	32,047,839	(6)	6,747,057	6,881,294	(6)	137.54	324.23	1,804	646

(1)	NEOs included in the above compensation columns reflect the following:

Year	Principal Executive Officer (“PEO”)	Non-PEO NEOs
2022	Kevin P. Clark	Joseph R. Massaro, Benjamin Lyon, William T. Presley, Sophia M. Velastegui
2021	Kevin P. Clark	Joseph R. Massaro, William T. Presley, Katherine H. Ramundo, Mariya K. Trickett
2020	Kevin P. Clark	Joseph R. Massaro, David Paja, David M. Sherbin, Mariya K. Trickett

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Actually Paid” columns was determined by reference to (1) for RSU awards (excluding TSR awards and other performance-based awards), the closing price on each applicable year-end
date or, in the case of vesting dates, the actual vesting date closing price, (2) for performance-based RSU awards (excluding TSR awards), the same valuation methodology as RSU awards above except that year-end
award values are adjusted by the projected probability of achievement of each award as of each such date, and (3) for
TSR-based
awards, the fair value calculated by a Monte Carlo simulation as of the applicable year-end
date.

(3)
For the portion of “Actually Paid” compensation that is based on year-end
stock prices, the following prices were used: 2022: $93.13 (44% reduction from prior year), 2021: $164.95 (27% increase from prior year), 2020: $130.29 (38% increase from prior year).

(4)
2022 “Compensation Actually Paid” to our PEO and the average “Compensation Actually Paid” to non-PEO
NEOs reflects the following adjustments from total compensation reported in the Summary Compensation Table:

		PEO	Average Non-PEO NEOs
Total Reported in 2022 Summary Compensation Table (SCT)		$ 16,206,621	$ 5,880,152
-	Value of Stock Awards reported in SCT	12,358,679	2,833,137
+	Year-end value of awards granted in fiscal year that are unvested and outstanding	9,071,220	2,071,038
+	Change in fair value of prior year awards that are unvested and outstanding	(6,967,242)	(1,026,204)
+	Fair market value of awards granted in fiscal year 2022 that vested in fiscal year 2022	—	—
+	Change in fair value (from prior year-end) of prior year awards that vested in fiscal year 2022	(9,290,471)	(1,000,219)
-	Prior year-end fair value of awards that failed to vest in fiscal year 2022	—	—
Total Adjustments		(19,545,172)	(2,788,522)
Compensation Actually Paid for Fiscal Year 2022		(3,338,551)	3,091,630

59	2022 PAY VERSUS PERFORMANCE TABLE

(5)
2021 “Compensation Actually Paid” to our PEO and the average “Compensation Actually Paid” to non-PEO
NEOs reflects the following adjustments from total compensation reported in the Summary Compensation Table:

		PEO	Average Non-PEO NEOs
Total Reported in 2021 Summary Compensation Table (SCT)		$14,744,780	$4,899,559
-	Value of Stock Awards reported in SCT	12,295,011	3,771,245
+	Year-end value of awards granted in fiscal year that are unvested and outstanding	14,860,495	4,408,918
+	Change in fair value of prior year awards that are unvested and outstanding	3,035,636	465,777
+	Fair market value of awards granted in fiscal year 2021 that vested in fiscal year 2021	—	—
+	Change in fair value (from prior year-end) of prior year awards that vested in fiscal year 2021	477,284	119,502
-	Prior year-end fair value of awards that failed to vest in fiscal year 2021	—	—
Total Adjustments		6,078,404	1,222,952
Compensation Actually Paid for Fiscal Year 2021		20,823,184	6,122,511

(6)
2020 “Compensation Actually Paid” to our PEO and the average “Compensation Actually Paid” to non-PEO
NEOs reflects the following adjustments from total compensation reported in the Summary Compensation Table:

		PEO	Average Non-PEO NEOs
Total Reported in 2020 Summary Compensation Table (SCT)		$31,267,329	$6,747,057
-	Value of Stock Awards reported in SCT	28,502,508	5,535,488
+	Year-end value of awards granted in fiscal year that are unvested and outstanding	19,277,126	3,921,190
+	Change in fair value of prior year awards that are unvested and outstanding	7,447,563	1,369,623
+	Fair market value of awards granted in fiscal year 2020 that vested in fiscal year 2020	—	—
+	Change in fair value (from prior year-end) of prior year awards that vested in fiscal year 2020	2,558,329	381,803
-	Prior year-end fair value of awards that failed to vest in fiscal year 2020	—	—
-	Change in Actuarial Pension Value of Pension Benefits	—	2,891
+	Pension Service Cost for the Year and Prior Service Costs Introduced During the Year	—	—
Total Adjustments		780,510	134,237
Compensation Actually Paid for Fiscal Year 2020		32,047,839	$6,881,294

(7)
Peer group TSR reflects the Company’s 2022 Automotive Peer Group as reflected in our 2022 Annual Report on Form
10-K
pursuant to Item 201(e) of
Regulation S-K.
Each year reflects what the cumulative value of a $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019.

(8)
The year ended December 31, 2020 includes a
pre-tax
gain of $1.4 billion for the completion of the Motional autonomous driving joint venture, as further discussed in Note 21 of our 2022 Annual Report on Form
10-K.

(9)
Adjusted Net Income was selected by the Compensation Committee as the Company-Selected Measure (“CSM”). It is a
non-GAAP
measure which represents net income attributable to Aptiv before restructuring and other special items, including the tax impact thereon.
Appendix A
contains a reconciliation of Adjusted Net Income to U.S. GAAP Net Income.

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
In accordance with SEC rules, the following charts describe the relationship between the “Compensation Actually Paid” to our NEOs and the Company’s financial performance as measured by our cumulative TSR, GAAP Net Income and our CSM, Adjusted Net Income.
As more fully described under “Compensation Governance and Alignment with Shareholders” in our “Compensation Discussion and Analysis” section, our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below.
Aligning executive compensation to company financial and stock price performance is one of the key design principles of our executive compensation program. This is evidenced by the program design elements, including:

•
91% of 2022 total target annual compensation for the CEO is at risk and 77% is granted in equity, while, on average, 82% of 2022 total target annual compensation for the other NEOs is at risk and 62% is granted in equity.

•	We use a structured goal-setting process for performance incentives, with multiple levels of review.

2022 PAY VERSUS PERFORMANCE TABLE	60

•	NEOs’ annual incentives in typical years are based on achievement of multi-faceted Corporate and individual performance goals.

•	60% of the NEOs’ long-term incentive compensation consists of performance-based RSUs, which deliver value based on achievement of financial and relative TSR goals.

•	We review and analyze our pay-for-performance alignment on an annual basis.
Compensation Actually Paid Versus Total Shareholder Return
(1)

(1)
Total shareholder return in the above chart, in the case of both the Company and our Automotive Peer Companies as noted in footnote 7 of the above Pay for Performance Table, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

Compensation Actually Paid versus Net Income
(1)

(1)
The year ended December 31, 2020 includes a
pre-tax
gain of $1.4 billion for the completion of the Motional autonomous driving joint venture, as further discussed in Note 20 of our 2022 Annual Report on Form
10-K.

61	2022 PAY VERSUS PERFORMANCE TABLE

Compensation Actually Paid versus Adjusted Net Income
(1)

(1)
Adjusted Net Income was selected by the Compensation Committee as the Company-Selected Measure. It is a
non-GAAP
measure which represents net income attributable to Aptiv before restructuring and other special items, including the tax impact thereon.
Appendix A
contains a reconciliation of Adjusted Net Income to U.S. GAAP Net Income.

MOST IMPORTANT MEASURES IN LINKING COMPENSATION WITH PERFORMANCE IN FISCAL YEAR 2022
In the Company’s assessment, the following table lists the most important financial performance measures used by the Company to link compensation actually paid, as determined in accordance with SEC rules, to the NEOs to Company performance for 2022. The way these measures, together with certain other performance measures, determine the amounts of incentive compensation paid to our NEOs is described in the “Compensation Discussion and Analysis” section.

Most Important Performance Measures for 2022 1
Adjusted Net Income
Cash Flow Before Financing
Growth Over Market
Return on Net Assets
Relative Total Shareholder Return

(1)
In addition to the performance measures listed in the table above, the Company uses a Strategic Results Modifier in the Annual Incentive Plan. The Strategic Results Modifier focuses our executives on the Company’s strategic priorities. For 2022, the Strategic Results Modifier goals were related to Aptiv’s longer-term sustainability commitments related to people, product, planet, and platform. The Strategic Results Modifier is more fully described under “2022 Annual Compensation Determination” in our “Compensation Discussion and Analysis” section.

REPORT OF THE AUDIT COMMITTEE	62

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee currently consists of Ms. Cooper (Chair), Mr. Hooley, Mr. Ortberg and Dr. Parris. All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Ms. Cooper, Mr. Hooley and Mr. Ortberg qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Governance Documents”.

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Aptiv’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Aptiv’s internal controls and the financial reporting process. Aptiv’s independent registered public accounting firm is responsible for performing an audit of Aptiv’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Aptiv’s audited financial statements for the fiscal year ended December 31, 2022 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Aptiv’s consolidated financial statements for fiscal year 2022 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and EY included the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Aptiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2022 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Nancy E. Cooper, Chair

Joseph L. Hooley

Robert K. Ortberg

Colin J. Parris

63	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Independent Registered Public Accounting Firm’s Fees

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Aptiv’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services and all permitted non-audit services (including fees and terms thereof), except as otherwise prohibited pursuant to the Exchange Act. These services may include audit services, audit-related services, tax services and other services. For each proposed service, the Audit Committee reviews a description of the service and sufficient information to confirm the determination that the provision of such service will not impair the independent registered public accounting firm’s independence. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal years 2022 and 2021, EY provided various audit, audit-related, tax and other services to Aptiv. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by EY in 2022 and 2021. The following table presents fees for professional services charged by EY by type and amount for fiscal years 2022 and 2021:

($ in thousands)	2022	2021
Audit fees(1)	$12,400	$11,700
Audit-related fees(2)	1,700	1,000
Total audit and audit related fees	14,100	12,700
Tax fees(3)	3,600	2,400
All other fees	—	—
Total fees	$17,700	$15,100

(1)

Audit Fees — Audit fees billed or to be billed are related to EY’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audit services, audit services performed in connection with registration statements and issuance of comfort letters and consents.

(2)

Audit-Related Fees — Audit-related services consist primarily of employee benefit plan audits, audit services not required by statute or regulation, ESG assurance related procedures, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures, and other attest services.

(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.

APPOINTMENT OF AND PAYMENT TO AUDITORS	64

Appointment of and Payment to Auditors

(RESOLUTION 11)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2024. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2023.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS OUR AUDITORS, TO RATIFY THEIR APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO AUTHORIZE THE DIRECTORS TO DETERMINE THE FEES TO BE PAID TO THE AUDITORS.

Advisory Vote to Approve Executive Compensation

(RESOLUTION 12)

As required by Section 14A of the Exchange Act, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Aptiv and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 12 which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS, AS DISCLOSED IN THIS PROXY STATEMENT, ON AN ADVISORY, NON-BINDING BASIS.

65	OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Ownership of Certain Beneficial Owners

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), we know to be the beneficial owners of more than 5% of Aptiv ordinary shares (based on 270,949,579 ordinary shares outstanding at December 31, 2022), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of March 2, 2023.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	29,816,335	11.0%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	24,814,446	9.1%

(1)	Represents ordinary shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC February 9, 2023.
(2)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on February 8, 2023.

SECURITY OWNERSHIP OF MANAGEMENT	66

Security Ownership of Management

The following table sets forth information as of March 2, 2023 concerning beneficial ownership of Aptiv ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has the right to acquire currently or within 60 days of March 2, 2023. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and dispositive power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares Owned	Number of RSUs that Vest within 60 Days	Total	Percent of Class
Directors
Richard L. Clemmer	4,261	2,893	7,154	*
Nancy E. Cooper	8,625	1,910	10,535	*
Joseph L. Hooley	5,871	3,134	9,005	*
Merit E. Janow	1,261	2,315	3,576	*
Sean O. Mahoney	16,975	1,852	18,827	*
Paul M. Meister	7,794	3,568	11,362	*
Robert K. Ortberg	7,400	1,736	9,136	*
Colin J. Parris	8,850	3,086	11,936	*
Ana G. Pinczuk	12,964	2,893	15,857	*
Officers
Kevin P. Clark	605,475	—	605,475	*
Joseph R. Massaro	108,278	—	108,278	*
Benjamin Lyon	—	—	—	*
William T. Presley	14,560	—	14,560	*
Sophia M. Velastegui	7,052	—	7,052	*
Directors and Officers as a Group (19 Persons)	879,456	23,387	902,843	*

*	Less than 1%.

67	RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for director must promptly disclose any actual or potential material conflict of interest to our Chief Legal Officer, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

No related party transactions were identified during 2022.

OTHER INFORMATION	68

Other Information

PRESENTATION OF ACCOUNTS

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. The accounts of the Company for the fiscal year ended December 31, 2022 will be presented to the shareholders at the Annual Meeting.

OTHER BUSINESS

Management is not aware of any other matters to be brought before the Annual Meeting, except those set forth in this Notice of Annual Meeting of Shareholders. If other business is properly presented for consideration at the Annual Meeting, the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 15, 2023, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

HOUSEHOLDING

Only one copy of each of our annual report to shareholders and this Proxy Statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79, or call (248) 813-3005. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

RECORD DATE

Shareholders owning Aptiv ordinary shares at the close of business on March 2, 2023 (the record date) may vote at the 2023 Annual Meeting. On that date, 271,046,939 ordinary shares were outstanding. Each ordinary share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

VOTING PRIOR TO THE ANNUAL MEETING

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

69	OTHER INFORMATION

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 4:00 a.m., Eastern Time, on April 24, 2023.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

CHANGING YOUR VOTE BEFORE THE ANNUAL MEETING

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

VOTING AT THE ANNUAL MEETING

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

QUORUM FOR THE ANNUAL MEETING

A quorum will consist of one or more shareholders present online or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

VOTING TABULATION

To be approved, Resolutions 1 to 11 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. The vote on Resolution 12 is advisory and is not binding on our Board or the Company. Abstentions and broker non-votes are counted for the purpose of determining a quorum, but are not counted as votes cast.

BROKER NON-VOTES

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 11 (Appointment of and Payment to Auditors), which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you must present proof that you own Aptiv shares to be admitted.

OTHER INFORMATION	70

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Aptiv’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Aptiv ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

ACCESSING PROXY MATERIALS ON THE INTERNET

This Proxy Statement and our 2022 Annual Report on Form 10-K are available at aptiv.com. If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

NOTICE AND ACCESS

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

PROXY SOLICITATION

We will pay the cost for soliciting proxies for the Annual Meeting. Aptiv will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow Sodali”) at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of $12,000, depending on the level of services actually provided. Certain Aptiv employees, officers and directors may also solicit proxies by mail, telephone or personal visits but they will not receive any additional compensation for their services.

We will also reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

CORPORATE GOVERNANCE INFORMATION

The following documents are available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Governance Documents”:

•	Board Committee Charters;

•	Memorandum and Articles of Association;

•	Corporate Governance Guidelines;

•	Insider Trading Policy; and

•	Regulation FD Policy.

The Code of Ethical Business Conduct is also available on our website at aptiv.com by clicking on the tab “Investors”, then the heading “Governance” and then the caption “Code of Conduct”.

71	OTHER INFORMATION

VOTING RESULTS FOR THE ANNUAL MEETING

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at aptiv.com.

Shareholders owning Aptiv’s ordinary shares will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

REQUESTS FOR COPIES OF ANNUAL REPORT

Aptiv will furnish to shareholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland D02 VY79.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 26, 2023

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at www.proxyvote.com

APPENDIX A	1

Appendix A

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE

	Year Ended December 31,
(in millions, except per share amounts)	2022	2021	2020
Net income attributable to ordinary shareholders	$531	$527	$1,769
Mandatory convertible preferred share dividends	63	63	35
Net income attributable to Aptiv	594	590	1,804
Adjusting items:
Amortization	149	148	144
Restructuring	85	24	136
Other acquisition and portfolio project costs	26	15	23
Asset impairments	8	2	10
Other charges related to Ukraine/Russia conflict (a)	29	—	—
Costs associated with acquisitions and other transactions	61	—	—
Deferred compensation related to acquisitions	—	—	14
Gain on business divestitures and other transactions	—	—	(1,434)
Debt modification costs	—	1	4
Debt extinguishment costs	—	126	—
Loss on change in fair value of publicly traded equity securities	52	—	—
Gain on change in fair value of equity investments without readily determinable fair value	—	(9)	(10)
Tax impact of adjusting items (b)	(37)	(29)	(45)
Adjusted net income attributable to Aptiv	$967	$868	$646
Adjusted weighted average number of diluted shares outstanding (c)	283.55	283.59	270.70
Diluted net income per share attributable to ordinary shareholders	$1.96	$1.94	$6.66
Adjusted net income per share	$3.41	$3.06	$2.39

(a)	Adjustment is reduced by the portion of charges attributable to noncontrolling interest for our majority owned Russian subsidiary.
(b)

Represents the income tax impacts of the adjustments made for amortization, restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(c)

In June 2020, the Company issued $1,150 million in aggregate liquidation preference of 5.50% Mandatory Convertible Preferred Shares (the “MCPS”) and received proceeds of $1,115 million, after deducting expenses and the underwriters’ discount of $35 million. Dividends on the MCPS are payable on a cumulative basis at an annual rate of 5.50% on the liquidation preference of $100 per share. Unless earlier converted, each share of MCPS will automatically convert on June 15, 2023 into between 1.0754 and 1.3173 shares of Aptiv’s ordinary shares, subject to further anti-dilution adjustments. For purposes of calculating Adjusted Net Income Per Share, the Company has excluded the anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental ordinary shares deemed outstanding applying the “if-converted” method of calculating share dilution are referred to as the “Weighted average MCPS Converted Shares” in the following table). The Adjusted Weighted Average Number of Diluted Shares Outstanding calculated below, assumes the conversion of all 11.5 million MCPS and issuance of the underlying ordinary shares applying the “if-converted” method (method already applied for U.S. GAAP purposes of calculating the weighted average number of diluted shares outstanding for the year ended December 31, 2020) on a weighted average outstanding basis for all periods subsequent to issuance of the MCPS. We believe that using the “if-converted” method provides additional insight to investors on the potential impact of the MCPS once they are converted into ordinary shares no later than June 15, 2023.

Adjusted Weighted Average Number of Diluted Shares Outstanding:

	Year Ended December 31,
(in millions)	2022	2021	2020
Weighted average number of diluted shares outstanding	271.18	271.22	270.70
Weighted average MCPS Converted Shares	12.37	12.37	—
Adjusted weighted average number of diluted shares outstanding	283.55	283.59	270.70

2	APPENDIX A

CASH FLOW BEFORE FINANCING

	Year Ended December 31,

(in millions)	2022	2021	2020
Cash flows from operating activities:
Net income	$590	$609	$1,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	762	773	764
Restructuring expense, net of cash paid	18	(56)	(15)
Working capital	(618)	(408)	(65)
Pension contributions	(24)	(28)	(33)
Gain on autonomous driving joint venture	—	—	(1,434)
Other, net	535	332	374
Net cash provided by operating activities	1,263	1,222	1,413
Cash flows from investing activities:
Capital expenditures	(844)	(611)	(584)
Cost of business acquisitions and other transactions, net of cash acquired	(4,310)	(130)	(49)
Proceeds from sale of technology investments	3	22	—
Cost of technology investments	(42)	(2)	(2)
Settlement of derivatives	7	(17)	(1)
Other, net	4	9	10
Net cash used in investing activities	(5,182)	(729)	(626)
Adjusting items:
Adjustment for the cost of business acquisitions and other transactions, net of cash acquired	4,310	130	49
Adjustment for cost of significant technology investments	40	—	—
Cash flow before financing	$431	$623	$836

ADJUSTED EBITDA

	Year Ended December 31,

(in millions)	2022	2021	2020
Net income attributable to Aptiv	$594	$590	$1,804
Interest expense	219	150	164
Income tax expense	121	101	49
Net (loss) income attributable to noncontrolling interest	(3)	19	18
Net loss attributable to redeemable noncontrolling interest	(1)	—	—
Depreciation and amortization	762	773	764
EBITDA	$1,692	$1,633	$2,799
Other expense, net	54	129	—
Equity loss, net of tax	279	200	83
Restructuring	85	24	136
Other acquisition and portfolio project costs	26	15	23
Other charges related to Ukraine/Russia conflict	54	—	—
Deferred compensation related to acquisitions	—	—	14
Gain on business divestitures and other transactions	—	—	(1,434)
Adjusted EBITDA	$2,190	$2,001	$1,621

APTIV PLC 5 HANOVER QUAY, GRAND CANAL DOCK DUBLIN 2, IRELAND D02 VY79

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until April 24, 2023 at 4:00 AM Eastern Time. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until April 24, 2023 at 4:00 AM Eastern Time. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D97386-P86886                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APTIV PLC
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Kevin P. Clark	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1b.	Richard L. Clemmer	☐	☐	☐	2.	Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐
	1c.	Nancy E. Cooper	☐	☐	☐

	1d.	Joseph L. Hooley	☐	☐	☐	3.	Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐
	1e.	Merit E. Janow	☐	☐	☐
	1f.	Sean O. Mahoney	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1g.	Paul M. Meister	☐	☐	☐
	1h.	Robert K. Ortberg	☐	☐	☐
	1i.	Colin J. Parris	☐	☐	☐
	1j.	Ana G. Pinczuk	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Materials are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — D97387-P86886

APTIV PLC

Annual Meeting of Shareholders

April 26, 2023 9:00 AM Local Time

This proxy is solicited by the Board of Directors

Katherine H. Ramundo, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Aptiv PLC to be held on April 26, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3.

(Items to be voted appear on reverse side.)

Continued and to be signed on reverse side